Exhibit 10

EXECUTION COPY

PURCHASE AGREEMENT

AMONG

CERES GROUP, INC.,

CONTINENTAL GENERAL INSURANCE COMPANY,

LOYAL AMERICAN HOLDING CORPORATION,

UNITED TEACHER ASSOCIATES INSURANCE COMPANY,

GREAT AMERICAN FINANCIAL RESOURCES, INC.,

CERES SALES, LLC,

AS SELLERS,

AND

CIGNA HEALTH AND LIFE INSURANCE COMPANY,

AS BUYER

TABLE OF CONTENTS

Section 1. Definitions.	1

Section 2. Purchase and Sale of Transaction Shares; Asset Transfers	15
(a) Purchase and Sale	15
(b) Excluded Assets; Transferred Assets	15
(c) Purchase Price	16
(d) Pre-Closing Deliverables	16
(e) Purchase Price Adjustment; Payments on the Settlement Date	17
(f) Closing	19
(g) Deliveries at Closing	20

Section 3. Representations and Warranties Concerning Transaction	20
(a) Sellers’ Representations and Warranties	20
(b) Buyer’s Representations and Warranties	22

Section 4. Representations and Warranties Concerning the Business	24
(a) Organization, Qualification, and Corporate Power	24
(b) Capitalization	24
(c) Non-contravention	25
(d) Brokers’ Fees	26
(e) Title to or Right to Use Business Assets	26
(f) Sufficiency of Business Assets	26
(g) Statutory and GAAP Statements	26
(h) Actuarial Report; Reserves; Risk-Based Capital	28
(i) Internal Controls	29
(j) Events Subsequent to Most Recent Fiscal Year End	29
(k) Undisclosed Liabilities	31
(l) Legal Compliance	32
(m) Tax Matters	32
(n) Real Property	35
(o) Intellectual Property	36
(p) Tangible Assets	38
(q) Contracts	38
(r) Books and Records; Notes and Accounts Receivable	40
(s) Powers of Attorney	40
(t) Insurance	40
(u) Litigation	41
(v) Insurance Contracts	41
(w) Reinsurance Agreements	42
(x) Producers	42
(y) Guaranty Fund Assessments	43
(z) Permits	43
(aa) Rating Agencies	44
(bb) Financial and Market-Conduct Examinations	44
(cc) Portfolio Investments	44
(dd) Employees	45
(ee) Employee Benefits	46
(ff) Guaranties	48
(gg) Environmental, Health, and Safety Matters	48
(hh) Business Continuity	49
(ii) Certain Business Relationships with the Targets	49
(jj) Data Privacy and Security	50
(kk) LifePro License Agreement	50

i

Section 5. Pre-Closing Covenants	50
(a) General	50
(b) Notices and Consents	50
(c) Operation of Business	51
(d) Preservation of Business	51
(e) Full Access	51
(f) Notice of Developments	52
(g) Exclusivity	52
(h) Maintenance of Leased Real Property	53
(i) Leases	53
(j) Tax Matters	53
(k) Confidentiality	53
(l) Books and Records	53
(m) Pre-Closing Confidentiality Agreements	54
(n) Intercompany Obligations and Intercompany Agreements	54
(o) Ancillary Agreements	54
(p) Shared Assets	54
(q) License Agreements	54

Section 6. Post-Closing Covenants	55
(a) General	55
(b) Access to Information	55
(c) Transition	55
(d) Confidentiality	56
(e) Removal of “Great American” Identifiers	56
(f) Business Employees	56
(g) Discontinuation of Use of Transferred Assets	59
(h) Non-Solicitation	59
(i) Non-Competition	60
(j) Additional Obligations Regarding Transferred Assets and Excluded Assets	61

Section 7. Conditions to Obligation to Close	62
(a) Conditions to Buyer’s Obligation	62
(b) Conditions to Sellers’ Obligation	65

Section 8. Remedies for Breaches of This Agreement	66
(a) Survival of Representations and Warranties and Covenants	66
(b) Indemnification Provisions for Buyer’s Benefit	66
(c) Indemnification Provisions for Sellers’ Benefit	67
(d) Matters Involving Third Parties	68
(e) Determination of Adverse Consequences	69
(f) No Punitive Damages	70
(g) Duty to Mitigate	70
(h) Exclusive Remedy	70

Section 9. Tax Matters	70
(a) Tax Indemnification	70
(b) Straddle Period	71
(c) Responsibility for Filing Tax Returns	71
(d) Refunds and Tax Benefits	71
(e) Cooperation on Tax Matters	72
(f) Contest Provisions	72
(g) Tax-Sharing Agreements	73
(h) Transfer Taxes	73
(i) Section 338(h)(10) Election	74
(j) Other Taxes	74

ii

Section 10. Termination	74
(a) Termination of Agreement	74
(b) Effect of Termination	75

Section 11. Miscellaneous	75
(a) Nature of Sellers’ Obligations	75
(b) Press Releases and Public Announcements	76
(c) No Third-Party Beneficiaries	76
(d) Entire Agreement	76
(e) Succession and Assignment	77
(f) Counterparts	77
(g) Headings	77
(h) Notices	77
(i) Governing Law	78
(j) Specific Performance	78
(k) Arbitration; Consent to Jurisdiction	79
(l) Amendments and Waivers	81
(m) Severability	81
(n) Expenses	81
(o) Construction	81
(p) Incorporation of Exhibits, Annexes, and Schedules	81
(q) WAIVER OF JURY TRIAL	82

Exhibit A-1 –	Form of Transaction Reinsurance Agreement (Life & Annuity Business)
Exhibit A-2 –	Form of Transaction Reinsurance Agreement (Medicare Supplement, Supplemental Health and Critical Illness Business)
Exhibit B-1 –	Form of Buyer Transition Services Agreement (Buyer-Provided Services)
Exhibit B-2 –	Form of Sellers Transition Services Agreement (Seller-Provided Services)
Exhibit C –	Excluded Business Employees
Exhibit D –	Form of Estimated Settlement Statement
Exhibit E-1 –	Form of Trust Agreement (Life & Annuity Business)
Exhibit E-2 –	Form of Trust Agreement (Medicare Supplement, Supplemental Health and Critical Illness Business)
Exhibit F –	Form of LifePRO License Agreement
Exhibit G –	Form of Employee Lease Agreement

Annex I –	Agreed Accounting Principles
Annex II –	Fair Market Value Calculation Methodology

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of May 10, 2012, by and among Cigna Health and Life Insurance Company, a Connecticut corporation (“Buyer”), Great American Financial Resources, Inc., a Delaware corporation (“GAFRI”), Ceres Group, Inc., a Delaware corporation (“Ceres”), Continental General Insurance Company, an Ohio corporation (“CGIC”), Loyal American Holding Corporation, an Ohio corporation (“LAH”), United Teacher Associates Insurance Company, a Texas corporation (“UTAIC”), and Ceres Sales, LLC, a Delaware limited liability company (“Ceres Sales”) (each of GAFRI, Ceres, CGIC, LAH, UTAIC and Ceres Sales, a “Seller” and collectively, “Sellers”). Buyer and Sellers are referred to herein individually as a “Party” and collectively herein as the “Parties.”

RECITALS:

Ceres, LAH and Ceres Sales own directly or indirectly through intermediate subsidiaries all of the issued and outstanding Capital Stock of each of American Retirement Life Insurance Company, an Ohio corporation; Central Reserve Life Insurance Company, an Ohio corporation (“Central Reserve”); Loyal American Life Insurance Company, an Ohio corporation (“LAI”); Provident American Life & Health Insurance Company, an Ohio corporation; United Benefit Life Insurance Company, an Ohio corporation (each, a “Target Insurance Company” and collectively, the “Target Insurance Companies”); and Ceres Sales of Ohio, LLC, an Ohio limited liability company (“CSO”) (each of CSO and the Target Insurance Companies, a “Target” and CSO and the Target Insurance Companies collectively, the “Targets”).

Each of Ceres, CGIC, LAH, UTAIC and Ceres Sales and Targets is a direct or indirect Subsidiary of GAFRI.

CGIC and UTAIC market and have in place Medicare supplement, supplemental health and critical illness insurance policies that have been included in the Business (as hereinafter defined).

Buyer desires to acquire the Business through the purchase of the Transaction Shares (as hereinafter defined) from Sellers upon the terms and conditions set forth herein, immediately following (a) the Transfer (as hereinafter defined) of the Transferred Assets (as hereinafter defined) to the Targets in accordance with the terms and conditions set forth herein, and (b) the cession of certain Medicare supplement, supplemental health and critical illness insurance polices included in the Business to the Targets pursuant to the Transaction Reinsurance Agreements (as hereinafter defined).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“Acquisition Proposal” has the meaning set forth in Section 5(g).

“Action” means any civil, criminal or other claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or other proceeding by or before any Governmental Authority or arbitral body.

“Actuarial Reports” has the meaning set forth in Section 4(h)(i).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts actually paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses; provided, however, in no event shall Adverse Consequences include punitive damages except to the extent payable to a third party; provided, further, that any Adverse Consequences based upon loss of income shall be calculated by reference to demonstrably foreseeable damages (including reasonably expected income) rather than by reference to a multiple of income.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliate Benefit Plan” has the meaning set forth in Section 4(ee)(i).

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“After-Acquired Business” has the meaning set forth in Section 6(i)(ii)(C).

“Agent Balances” means any amounts payable by any Producer to any Target, CGIC or UTAIC, as applicable, in connection with advances made by such Person to such Producer.

“Aggregate After-Acquired Revenues” has the meaning set forth in Section 6(i)(ii)(C).

“Agreed Accounting Principles” means SAP applied consistently with its application in connection with the Statutory Statements, subject to the agreed procedures, methodologies and exceptions set forth in Annex I attached hereto.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means, collectively, the Transaction Reinsurance Agreements, the Transition Services Agreements, the Business Associate Agreements, the Trust Agreements, the LifePRO License Agreement, the Employee Lease Agreement and the OnBase License Agreement.

“Applicable Rate” means, as of any date of determination, the United States Prime Rate as listed in the Eastern print edition of the Wall Street Journal on such date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Arbitrator” has the meaning set forth in Section 11(k)(iii).

“Award” has the meaning set forth in Section 11(k)(iv).

“Base Purchase Price” has the meaning set forth in Section 2(c).

“Books and Records” means originals and copies of all books, ledgers, files, reports, customer lists, policy information, contracts, Permits, administrative and pricing manuals, corporate records, claims records, sales records, underwriting records, financial records, compliance records (prepared for or filed with any Governmental Authority), plans and operating records (in whatever form maintained), copies of Tax Returns (including work papers with respect to the Targets), Tax records, employee records relating to the Business and all other documents and information related to the Business or the other business, operations or conduct of the Targets, each in the possession or control of Sellers, the Targets or their respective Representatives, whether or not stored in hardcopy form or on electronic, magnetic, optical or other media (to the extent not subject to licensing restrictions).

“Business” means the Medicare supplement, supplemental health, critical illness, accident, disability and dental insurance business marketed, sold, and issued through the Targets and their respective Affiliates or assumed by the Targets and their Affiliates pursuant to any Reinsurance Agreements.

“Business Assets” has the meaning set forth in Section 4(e).

“Business Associate Agreements” means the business associate agreements to be entered into pursuant to the Transaction Reinsurance Agreements.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in Columbus, Ohio, Hartford, Connecticut or New York, New York, are required or authorized by Law or executive order to be closed.

“Business Employee” means each Person who is an employee or independent contractor of a Target or any of its Affiliates whose duties relate primarily to the Business, including any such Person who is absent from employment or service due to illness, vacation, military service or other authorized absence.

“Business Intellectual Property” shall mean the Intellectual Property included in the Business Assets that is used or held for use in the Business as currently conducted.

“Buyer” has the meaning set forth in the preface above.

“Buyer Disclosure Schedule” has the meaning set forth in Section 3(b).

“Buyer Employment Requirements” has the meaning set forth in Section 6(f)(i).

“Buyer Indemnitees” has the meaning set forth in Section 8(b)(i).

“Buyer Transition Services Agreement” means that certain transition services agreement in the form attached hereto and incorporated herein as Exhibit B-1.

“Capital and Surplus” means, as of any date of determination, an amount equal to (a) the aggregate capital and surplus of Central Reserve and LAI (as would be reflected in line 38, column 1 in the “Liabilities, Surplus and Other Funds” section of the balance sheet in each such Person’s Statutory Statements) as of such date, plus (b) the aggregate asset valuation reserves of the Target Insurance Companies (as would be reflected in line 24.01, column 1 in the “Liabilities, Surplus and Other Funds” section of the balance sheet in each such Person’s Statutory Statements) as of such date, minus (c) any deferred tax assets of the Target Insurance Companies (as would be reflected in line 18.2, column 3 in the “Assets” section of the balance sheet in each such Person’s Statutory Statements) as of such date, in each case, determined in accordance the Agreed Accounting Principles.

“Capital Stock” means capital stock of or other type of equity interest in a Person.

“Central Reserve” has the meaning set forth in the recitals above.

“Ceres” has the meaning set forth in the preface above.

“Ceres Sales” has the meaning set forth in the preface above.

“CGIC” has the meaning set forth in the preface above.

“Chancery Rules” has the meaning set forth in Section 11(k)(i).

“Closing” has the meaning set forth in Section 2(f).

“Closing Date” has the meaning set forth in Section 2(f).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing After-Acquired Revenues” has the meaning set forth in Section 6(i)(ii)(C).

“Competing Business” has the meaning set forth in Section 6(i)(i).

“Confidential Information” means any information (including the Books and Records) concerning the Business and/or the business and affairs of the Targets that is not already generally available to the public.

“Confidentiality Agreement” has the meaning set forth in Section 5(k).

“Consultation Period” has the meaning set forth in Section 2(e)(iii).

“CSO” has the meaning set forth in the recitals above.

“Data Laws” means any Laws applicable to data privacy, data security, and/or the collection and use of personal information, including the Federal Trade Commission’s Fair Information Principles and the Health Insurance Portability and Accountability Act of 1996 (and the Privacy Rule and the Security Rule adopted thereunder), as well as industry standards applicable to the Targets.

“Delaware Court” has the meaning set forth in Section 11(k)(ix).

“Delaware Court of Chancery” has the meaning set forth in Section 11(k)(i).

“Dispute” has the meaning set forth in Section 11(k)(i).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other compensation or employee benefit plan, program, agreement or arrangement of any kind.

“Employee Lease Agreement” means the employee lease agreement in the form attached hereto and incorporated herein as Exhibit G.

“Employee Leasing Period” means the period following the Closing Date during which a Business Employee remains employed by a Seller or an Affiliate of Seller and is leased to Buyer or an Affiliate of Buyer pursuant to the Employee Lease Agreement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Commencement Date” has the meaning set forth in Section 6(f)(i).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law as of the Closing Date, all judicial and administrative orders and determinations, and all common laws concerning public health and safety, worker health and safety, pollution, or protection of natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is, or at any relevant time has been, treated as a single employer with any Target for purposes of Code §414.

“Estimated Capital and Surplus” has the meaning set forth in Section 2(d)(ii).

“Estimated Purchase Price” has the meaning set forth in Section 2(c).

“Estimated Settlement Statement” has the meaning set forth in Section 2(d)(ii).

“Excess Amount” has the meaning set forth in Section 2(e)(vi).

“Excluded Assets” has the meaning set forth in Section 2(b)(i).

“Excluded Business” means any business of the Targets other than the Business, including life insurance, annuity and long-term care insurance business.

“Excluded Business Employees” those Persons listed on Exhibit C attached hereto and incorporated herein and those Persons who are independent contractors.

“Excluded Liabilities” means any liability or obligation, whether direct or indirect, known or unknown, absolute or contingent, and whether such liability or obligation exists prior to, on or, except in the case of clauses (b) and (d) of this definition, after the Closing Date (a) relating to current or former employees of Sellers, Targets or any of their Affiliates, other than Transferred Employees, (b) relating to Transferred Employees, (c) under or relating to any Affiliate Benefit Plans or any other Employee Benefit Plans maintained by Sellers or any of their Affiliates, other than the Target Benefit Plans, (d) under or relating to any Target Benefit Plans, or (e) relating to, arising from, or caused by (i) the Excluded Assets, (ii) the Excluded Business, or (iii) the GALAC SPA.

“Existing LifePRO Agreement” means that certain IBM Customer Agreement, Statement of Work for Project Support Services, LifePRO Solutions, Agreement Number HQ12291, dated June 27, 1997, with Great American Life Insurance Company, as amended by that certain Enterprise License Letter, dated August 10, 2004, from Professional Data Management Again, Inc., as licensor, to Great American Life Insurance Company, as licensee, as amended or supplemented prior to the date hereof.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Capital and Surplus” has the meaning set forth in Section 2(e)(iv).

“Final Settlement Statement” has the meaning set forth in Section 2(e)(iv).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GAFRI” has the meaning set forth in the preface above.

“GALAC SPA” means that certain Stock Purchase Agreement, dated as of February 23, 2012, by and among Presidential Life Corporation, GALAC Holding Company and LAI.

“Governmental Approval” has the meaning set forth in Section 3(b)(ii).

“Governmental Authority” means any federal, state, local, county, municipal or other governmental, quasi-governmental, legislative, judicial or administrative body, agency, department, board, commission, instrumentality, court, tribunal or authority (including regulatory authority) of the United States or any foreign nation or any self-regulatory authority having jurisdiction over a Person or the assets or business of a Person.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice entered by or with any Governmental Authority.

“Great American Names and Marks” means the name “GREAT AMERICAN” or any cognates thereof, including “Great American Supplemental Benefits Group,” or any trade names, trademarks, Internet domain names, tag-lines, identifying logos or service marks related thereto or employing the same (including all registrations and applications relating thereto).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means (a) any petroleum or petroleum products, asbestos, urea formaldehyde insulation or polychlorinated biphenyls and (b) any pollutant, contaminant, waste, material or substance defined in, regulated under or for which liability or standards of care are imposed by any applicable Environmental, Health, and Safety Requirement.

“HSI” means Hyland Software, Inc.

“Improvements” has the meaning set forth in Section 4(n)(iv).

“Income Tax” means any federal, state, local, or non-U.S. Tax imposed upon or in respect of income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other similar statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Event” has the meaning set forth in Section 8(e).

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Independent Expert” has the meaning set forth in Section 2(e)(iv).

“Insurance Contract” has the meaning set forth in Section 4(v)(i).

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority responsible for administering the insurance laws of such jurisdiction and regulating insurance companies domiciled or doing business in such jurisdiction.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, algorithms, compositions, manufacturing and production processes and techniques, business methods, technical data, designs, drawings, specifications, agent, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Agreement” has the meaning set forth in Section 4(ii)(i).

“Intercompany Obligations” has the meaning set forth in Section 4(ii)(ii).

“Investment Assets” means any investment assets (whether or not required by SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act) by any Target Insurance Company or, that will be transferred by any Seller Insurance Company to any Target Insurance Company pursuant to the Transaction Reinsurance Agreements, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Knowledge” means the actual knowledge of those individuals listed in Section 1(a) of the Sellers Disclosure Schedule in addition to the knowledge that such individual or individuals could be expected to obtain after reasonable inquiry of such individual’s or individuals’ direct reports. For purposes of the foregoing, the phrase “reasonable inquiry” shall be deemed to exclude:

(a) any requirement to retain or engage third party consultants, and

(b) any requirements to review materials not in the possession or control of Sellers or their Representatives.

“LAH” has the meaning set forth in the preface above.

“LAI” has the meaning set forth in the recitals above.

“Law” means any foreign, United States federal, state or local laws, statutes, rules, codes, ordinances, treaties, conventions, common law and any rules, regulations, standards, judgments, orders, writs, injunctions, rulings, degrees, arbitration awards, agency requirements, licenses or permits enacted, adopted, issued or promulgated by any Governmental Authority.

“Lease Consents” has the meaning set forth in Section 7(a)(xiii).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of the Targets.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Targets holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of any of the Targets thereunder.

“Licensed Business Intellectual Property” means Intellectual Property that (a) is not Owned Business Intellectual Property or Shared Business Intellectual Property, (b) a Seller or one of its Affiliates (including any Target) has the right to use, and (c) is used in, or presently contemplated for use in, the operation or conduct of the Business.

“Licensed Name” has the meaning set forth in Section 6(g)(ii).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, deed of trust, hypothecation, security interest or claim of any kind.

“LifePRO License Agreement” means the sold affiliate license agreement, in form and substance substantially similar to Exhibit F attached hereto, or other such form of license agreement reasonably satisfactory to Buyer evidencing the grant by PDMA to the Target Insurance Companies of a license permitting each Target Insurance Company to use the LifePRO Software in accordance with Section 5(q), dated as of a date no later than the Closing Date, between PDMA, as licensor, and one or more of the Target Insurance Company, as licensees.

“LifePRO Software” has the meaning set forth in Section 5(q).

“Master OnBase Agreement” means that certain Master Software License, Services and Support Agreement, dated as of November 10, 2005, by and between HSI, as licensor, and American Financial Group, Inc., as licensee, as amended or supplemented prior to the date hereof.

“Material Adverse Effect” or “Material Adverse Change” means any effect, event, development, condition or change that, individually or in the aggregate with other effects, events, developments, conditions or changes, either (a) is or could reasonably be expected to be materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Targets, taken as a whole, or the Business; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (i) any adverse change, event, development, or effect (whether short-term or long-term) to the extent arising from (A) general business or economic conditions, (B) national or international political conditions or social unrest, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (C) financial, banking, or securities markets (including any disruption thereof and any decline in any market index), (D) changes in GAAP or SAP, (E) the announcement of the transactions contemplated by this Agreement, (F) changes in Law, or (G) the identity of Buyer, except, in the case of (A), (B), (C), (D), (E) and (F), such changes, events, developments and effects that disproportionately impact the Targets or the Business, (ii) any failure to meet or change in a forecast (whether internal or published) of revenue, earnings or cash flow for any period, but not the facts and circumstances underlying such failure or change, or (b) impairs or could reasonably be expected to impair the ability of any Party to consummate timely the transactions contemplated by this Agreement or the Ancillary Agreements or perform its obligations hereunder or thereunder.

“Material Contract” has the meaning set forth in Section 4(q).

“Most Recent Balance Sheet” means the balance sheet contained in the most recent Statutory Statement for each Target Insurance Company and Seller Insurance Company referred to in Section 4(g).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-Compete Period” has the meaning set forth in Section 6(i)(i).

“Notice of Disagreement” has the meaning set forth in Section 2(e)(ii).

“OnBase License Agreement” means the license agreement, containing terms and conditions substantially similar to the terms and conditions of the Master OnBase Agreement, evidencing the grant by HSI to the Target Insurance Companies of a license permitting each Target Insurance Company to use the OnBase Software in accordance with Section 5(q), dated as of a date no later than the Closing Date, between HSI, as licensor, and one or more of the Target Insurance Company, as licensees.

“OnBase Software” has the meaning set forth in Section 5(q).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business consistent with such Person’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Business Intellectual Property” means Business Intellectual Property that is either (a) owned by a Target and is not included in the Excluded Assets, or (b) owned by a Seller or one of its Affiliates and included in the Transferred Assets, and for the avoidance of doubt excludes any Business Intellectual Property that is owned or controlled by a third party.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Targets.

“Party” and “Parties” have the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDMA” means Professional Data Management Again, Inc.

“Permits” has the meaning set forth in Section 4(z)(i).

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) liens granted to Governmental Authorities in connection with the operations of the Targets.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Plan” has the meaning set forth in Section 4(ee)(vii).

“Pre-Closing Confidentiality Agreement” means those agreements by and between any Seller or any of its Affiliates (including the Targets), on the one hand, and Persons expressing an interest in acquiring an ownership interest (whether by merger, sale or purchase of capital stock, sale or purchase of assets, reinsurance or otherwise) in the capital stock or assets of the Targets, on the other hand, with respect to the confidentiality of information about the Targets or the Business.

“Pre-Closing Tax Period” has the meaning set forth in Section 9(a).

“Preliminary Allocation Schedule” has the meaning set forth in Section 9(i)(ii).

“Producers” has the meaning set forth in Section 4(x)(i).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Proposed Final Capital and Surplus” means the Capital and Surplus as of the Closing Date determined in accordance with the Agreed Accounting Principles, after adjustment to reflect (a) the Transfer of the Excluded Assets from the Targets to Sellers pursuant to Section 2(b)(i), (b) the Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(ii), (c) the transactions contemplated as part of the Transaction Reinsurance Agreements to occur immediately prior to the Closing, including the transfer of the Reinsurance Settlement Amounts, and (d) all other transactions contemplated hereby and by the Ancillary Agreements to occur on or prior to the Closing Date, as reflected in the Proposed Final Settlement Statement.

“Proposed Final Settlement Statement” has the meaning set forth in Section 2(e)(i).

“Purchase Price” has the meaning set forth in Section 2(c).

“Real Property Laws” has the meaning set forth in Section 4(n)(v).

“Registered Intellectual Property” has the meaning set forth in Section 4(o)(ii).

“Reinsurance Adjustment” has the meaning set forth in Section 2(e)(vii).

“Reinsurance Agreements” has the meaning set forth in Section 4(w)(i).

“Reinsurance Settlement Amount” has the meaning set forth in Exhibit A-1 or Exhibit A-2, as applicable.

“Representatives” as to any Person, means such Person’s directors, officers, employees, Affiliates, representatives (including financial advisors, attorneys, accountants and auditors) or agents.

“Retained Policies” has the meaning set forth in Section 6(g)(ii).

“Review Period” has the meaning set forth in Section 2(e)(ii).

“SAP” means, with respect to an insurance company, the statutory accounting practices and procedures prescribed or permitted by the Insurance Regulator in the state in which the insurance company is domiciled.

“Section 338 Taxes” means any Taxes that would not have been imposed but for the elections under Code §338(h)(10), or any elections under state, local or other Tax Law that are required to be made or deemed to have been made as a result of any such Code §338(h)(10) elections.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnitees” has the meaning set forth in Section 8(c).

“Seller Insurance Companies” has the meaning set forth in Section 4(g)(i).

“Sellers” has the meaning set forth in the preface above.

“Sellers Disclosure Schedule” has the meaning set forth in Section 3(a).

“Sellers Transition Services Agreement” means that certain transition services agreement in the form attached hereto and incorporated herein as Exhibit B-2.

“Settlement Date” has the meaning set forth in Section 2(e)(vi).

“Shared Assets List” has the meaning set forth in Section 5(p).

“Shortfall Amount” has the meaning set forth in Section 2(e)(vi).

“Statutory Statements” has the meaning specified in Section 4(g)(i).

“Straddle Period” has the meaning set forth in Section 9(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 4(hh).

“Target” and “Targets” have the meaning set forth in the recitals above.

“Target Benefit Plan” has the meaning set forth in Section 4(ee)(i).

“Target Capital and Surplus” means $55,000,000.

“Target Insurance Company” and “Target Insurance Companies” have the meaning set forth in the recitals above.

“Tax” or “Taxes” means (a) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or estimated tax, escheat payments, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Third-Party Claim” has the meaning set forth in Section 8(d)(i).

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Reinsurance Agreements” means the two (2) reinsurance agreements in the forms attached hereto and incorporated herein as Exhibits A-1 and A-2.

“Transaction Shares” means all of the outstanding Capital Stock of Central Reserve, LAI and CSO.

“Transfer” has the meaning set forth in Section 2(b)(i).

“Transferred Assets” has the meaning set forth in Section 2(b)(ii).

“Transferred Employees” has the meaning set forth in Section 6(f)(ii).

“Transition Services Agreements” means, collectively, the Buyer Transition Services Agreement and the Sellers Transition Services Agreement.

“Trust Agreements” means the two (2) trust agreements in substantially the forms attached hereto and incorporated herein as Exhibits E-1 and E-2, together with such changes requested by the trustee specified therein as are reasonably acceptable to Buyer and Sellers.

“UTAIC” has the meaning set forth in the preface above.

“WARN Act” has the meaning set forth in Section 4(j)(xxi).

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

Section 2. Purchase and Sale of Transaction Shares; Asset Transfers.

(a) Purchase and Sale. On and subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the Transaction Shares free and clear of all Liens and restrictions on transfer (other than restrictions under the Securities Act and state securities Laws or state insurance Laws of general applicability) for the consideration specified below in this Section 2.

(b) Excluded Assets; Transferred Assets.

(i) Immediately prior to the Closing, each Seller shall cause the Targets directly or indirectly owned by it to distribute, assign, convey, deliver or otherwise transfer (“Transfer”), to such Seller and/or one or more of its Affiliates (other than the Targets) all right, title and interest in, to or under all the assets, properties or rights of every kind and description (other than those assets, properties and rights addressed in the Transaction Reinsurance Agreements, which shall be addressed in accordance with the terms of such documents) that are owned by the Targets and that are used exclusively or primarily in the operation or conduct of the Excluded Business, including those assets set forth in Section 2(b)(i) of the Sellers Disclosure Schedule (collectively, the “Excluded Assets”); provided that in no event shall any Agent Balances payable to any Target be an Excluded Asset. Such Transfers shall be made without any representations, warranties or other obligations or duties on the part of any of the Targets. All such Transfers shall be pursuant to instruments of Transfer in a form and substance reasonably acceptable to Buyer and the applicable Seller. For the avoidance of doubt, the Transfer of the Excluded Assets from the Targets to Sellers pursuant to this Section 2(b)(i) will be taken into account for purposes of the preparation of the Estimated Settlement Statement, the Proposed Final Settlement Statement and the calculation of the Estimated Capital and Surplus and the Proposed Final Capital and Surplus.

(ii) Immediately prior to the Closing, each Seller shall, and shall cause its Affiliates (other than the Targets) to, Transfer to the Target or Targets designated by Buyer all right, title and interest in, to or under (A) all the assets, properties or rights of every kind and description (other than those assets, properties and rights addressed in the Transaction Reinsurance Agreements, which shall be addressed in accordance with the terms of such documents) that are owned by such Seller and/or its Affiliates (other than the Targets) and that are used exclusively or primarily in the operation or conduct of the Business, including those assets set forth in Section 2(b)(ii)(A) of the Sellers Disclosure Schedule, and (B) all Agent Balances payable to CGIC or UTAIC (collectively, the “Transferred Assets”); provided that, notwithstanding the foregoing, in no event shall any asset set forth in Section 2(b)(ii)(B) of the Sellers Disclosure Schedule be a Transferred Asset. Such Transfers shall be made without any representations, warranties or other obligations or duties on the part of Sellers or their Affiliates (other than those set forth herein). All such Transfers shall be pursuant to instruments of Transfer in a form and substance reasonably acceptable to Buyer and the applicable Seller. For the avoidance of doubt, the Transfer of the Transferred Assets from Sellers to the Targets pursuant to this Section 2(b)(ii) will be taken into account for purposes of the preparation of the Estimated Settlement Statement, the Proposed Final Settlement Statement and the calculation of the Estimated Capital and Surplus and the Proposed Final Capital and Surplus.

(c) Purchase Price. The purchase price payable by Buyer to Sellers for the Transaction Shares shall be an amount of cash equal to (i) $295,150,000 (the “Base Purchase Price”), (ii) (A) minus the excess, if any, of (I) the Target Capital and Surplus over (II) the Estimated Capital and Surplus, or (B) plus the excess, if any, of (I) the Estimated Capital and Surplus over (II) the Target Capital and Surplus. The Base Purchase Price, as adjusted pursuant to this Section 2(c), is hereinafter referred to as the “Estimated Purchase Price”. The Estimated Purchase Price shall be paid pursuant to Section 7. The Estimated Purchase Price as adjusted pursuant to Section 2(e), is hereinafter referred to as the “Purchase Price”. The Purchase Price shall be allocated among Sellers in accordance with the instructions delivered by Sellers to Buyer no later than five (5) Business Days prior to the Closing Date.

(d) Pre-Closing Deliverables. At least five (5) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Buyer:

(i) instructions designating the account or accounts to which the Estimated Purchase Price shall be deposited by Wire Transfer on the Closing Date;

(ii) a statement substantially in the form of Exhibit D attached hereto (the “Estimated Settlement Statement”) containing (A) a pro forma combined balance sheet of Central Reserve and LAI as of the anticipated Closing Date, including supporting work papers, which shall (I) be derived from and consistent with the Books and Records, (II) be prepared in good faith and in accordance with the Agreed Accounting Principles, and (III) set forth, in reasonable detail, the Estimated Capital and Surplus, and (B) a reinsurance settlement statement as of the anticipated Closing Date, including supporting work papers, which shall (I) be derived from and consistent with the books and records of each party to the Transaction Reinsurance Agreements, (II) be prepared in good faith and in accordance with the Agreed Accounting Principles, (III) set forth in reasonable detail, Sellers’ good faith estimate of the Reinsurance Settlement Amounts for each Transaction Reinsurance Agreement, and (IV) include a list of the assets to be Transferred in connection with the initial settlement under each Transaction Reinsurance Agreement, which list shall specify the fair market value of each such asset as of the date of delivery thereof, determined in accordance with the methodologies set forth in Annex II. For purposes of this Agreement, “Estimated Capital and Surplus” means Sellers’ good faith determination of the Capital and Surplus as of the anticipated Closing Date, after adjustment to reflect (w) the Transfer of the Excluded Assets from the Targets to Sellers pursuant to Section 2(b)(i), (x) the Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(ii), (y) the transactions contemplated as part of the Transaction Reinsurance Agreements to occur on the Closing Date, including the transfer of the estimated Reinsurance Settlement Amounts as reflected in the Estimated Settlement Statement, and (z) all other transactions contemplated hereby and by the Ancillary Agreements to occur on or prior to the Closing Date. Sellers shall consult with Buyer with respect to the preparation of the Estimated Settlement Statement, and shall consider in good faith any comments to the Estimated Settlement Statement that may be provided by Buyer; provided, that Sellers shall have no obligation whatsoever to accept or act upon any such comment; and

(iii) a certificate, duly executed on behalf of GAFRI by the Chief Financial Officer of GAFRI, certifying that the Estimated Settlement Statement was prepared in accordance with this Agreement.

(e) Purchase Price Adjustment; Payments on the Settlement Date.

(i) Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Proposed Final Settlement Statement”) in substantially the same form as the Estimated Settlement Statement containing (A) a combined balance sheet of Central Reserve and LAI setting forth a reasonably detailed calculation of the Proposed Final Capital and Surplus, and (B) a reinsurance settlement statement setting forth (x) the Reinsurance Settlement Amount for each Transaction Reinsurance Agreement as of the Closing Date and (y) a list of the assets Transferred on the Closing Date in connection with the initial settlement under each Transaction Reinsurance Agreement, which list shall specify the fair market value of each such asset as of the Closing Date, determined in accordance with the methodologies set forth in Annex II. The Proposed Final Settlement Statement shall be prepared in good faith and in accordance with the Agreed Accounting Principles. In connection with Buyer’s preparation of the Proposed Final Settlement Statement, to the extent that Buyer does not have all relevant information in its possession, Buyer and its Representatives will be permitted to review Sellers’ or any of Sellers’ Affiliates’ work papers and any work papers of Sellers’ and Sellers’ Affiliates’ independent accountants relating to the preparation of the Proposed Final Settlement Statement, and each Seller will, and will cause its Affiliates to make reasonably available the individuals then in its employ, if any, responsible for and knowledgeable about the information to be reflected in the Proposed Final Settlement Statement, in order to respond to the reasonable inquiries of Buyer; provided, however, that the independent accountants and actuaries of Sellers will not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or actuaries, as applicable. Buyer shall consult with Sellers with respect to the preparation of the Proposed Final Settlement Statement and shall consider in good faith any comments to the Proposed Final Settlement Statement that may be provided by Sellers; provided, that Buyer shall have no obligation whatsoever to accept or act upon any such comment.

(ii) Sellers will notify Buyer in writing (the “Notice of Disagreement”) within thirty (30) days following Buyer’s delivery of the Proposed Final Settlement Statement (the “Review Period”) if Sellers disagree with the Proposed Final Settlement Statement by virtue of such document not being prepared in accordance with the Agreed Accounting Principles and this Agreement; provided that Sellers shall not be permitted to dispute any line item of the Proposed Final Settlement Statement on any basis other than that such line item or calculation, as applicable, contains mathematical errors or has not been prepared in accordance with the Agreed Accounting Principles. To be complete, the Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Sellers’ good faith calculation of such disputed amounts. If Buyer has not received a Notice of Disagreement that substantially complies with this Section prior to the expiration of the Review Period, then the Proposed Final Settlement Statement will be deemed to have been accepted by Sellers in all respects and will become final and binding upon the Parties in accordance with Section 2(e)(iv).

(iii) During the thirty (30) day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Sellers and Buyer will negotiate in good faith to attempt to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(iv) If, at the end of the Consultation Period, Sellers and Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, then Sellers and Buyer will submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Proposed Final Settlement Statement marked to indicate those line items that are in dispute) to KPMG LLP (or to such other independent certified public accounting firm in the United States of national recognition with appropriate actuarial expertise that is mutually agreeable to Sellers and Buyer) (the “Independent Expert”). Within thirty (30) days after the submission of such matters to the Independent Expert, or as soon as practicable thereafter, the Independent Expert will make a final determination, binding on the Parties, of the appropriate amount of each of the line items in the Proposed Final Settlement Statement as to which Sellers and Buyer disagree as set forth in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Sellers or Buyer, shall not be more favorable to Sellers than the amounts advocated by Sellers in the Notice of Disagreement or more favorable to Buyer than the amounts advocated by Buyer in the Proposed Final Settlement Statement with respect to such disputed line item. For the avoidance of doubt, (A) the Independent Expert’s review of the Proposed Final Settlement Statement shall be limited to a determination of whether such statement was prepared without mathematical errors and in accordance with the Agreed Accounting Principles and this Agreement, and (B) the Independent Expert shall not review any line items or make any determination with respect to any matters not subject to a dispute specifically identified in the Notice of Disagreement. The Proposed Final Settlement Statement, and the Proposed Final Capital and Surplus, as determined either through (x) agreement of the Parties pursuant to Section 2(e)(i) or 2(e)(iii), (y) the failure to timely deliver a Notice of Disagreement pursuant to Section 2(e)(ii) or (z) through the action of the Independent Expert pursuant to this Section 2(e)(iv), are referred to as the “Final Settlement Statement”, and the “Final Capital and Surplus”, respectively.

(v) The cost of the Independent Expert’s review and determination will be borne equally by Sellers and Buyer. During the Independent Expert’s review, Buyer and Sellers will each make available to the Independent Expert interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Expert to fulfill its obligations under Section 2(e)(iv); provided, however, that the independent accountants and actuaries of Sellers or Buyer will not be obligated to make any work papers available to the Independent Expert unless and until the Independent Expert has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants or actuaries, as applicable. In acting under this Agreement, the Independent Expert will be entitled to the privileges and immunities of an arbitrator.

(vi) If the Final Capital and Surplus is less than the Estimated Capital and Surplus, then Sellers shall pay to Buyer an amount equal to the excess of the Estimated Capital and Surplus over the Final Capital and Surplus (the “Excess Amount”) by Wire Transfer, and if the Final Capital and Surplus is greater than the Estimated Capital and Surplus, then Buyer shall pay to Sellers an amount equal to the excess of the Final Capital and Surplus over the Estimated Capital and Surplus (the “Shortfall Amount”) by Wire Transfer. The Shortfall Amount or the Excess Amount, as applicable, shall be due and payable on the second (2nd) Business Day after the Final Settlement Statement and the Final Capital and Surplus become such in accordance with Section 2(e)(iv) (the “Settlement Date”). The Shortfall Amount or the Excess Amount, as applicable, (plus interest on such amount from the Closing Date up to but excluding the Settlement Date at a rate per annum equal to the Applicable Rate as of the Closing Date), shall be paid by Wire Transfer on the Settlement Date. The Parties acknowledge and agree that all payments under this Section 2(e)(vi) shall be treated as adjustments to Purchase Price for Tax purposes, unless otherwise required by applicable Law.

(vii) After the Final Settlement Statement is determined, payments with respect to the Transaction Reinsurance Agreements (each such payment, a “Reinsurance Adjustment”) shall be made by the applicable party(ies) to such Transaction Reinsurance Agreements to the applicable other party(ies) to such Transaction Reinsurance Agreements in an amount equal to the net overpayment or underpayment, as applicable, as reflected in the Final Settlement Statement. If any Reinsurance Adjustment is payable by a Target Insurance Company, Buyer shall cause the applicable Target Insurance Company(ies) to pay to the applicable Affiliate(s) of Sellers such Reinsurance Adjustment, and if any Reinsurance Adjustment is payable by any Affiliate of Sellers, Sellers shall cause their applicable Affiliate(s) to pay to the applicable Target Insurance Company(ies) such Reinsurance Adjustment. Any such Reinsurance Adjustment will be paid by Wire Transfer within five (5) Business Days after the Final Settlement Statement is determined, together with interest thereon from the Closing Date up to but excluding the date such Reinsurance Adjustment is paid at a rate per annum equal to the Applicable Rate as of the Closing Date.

(f) Closing. Unless this Agreement shall have been terminated pursuant to Section 10(a), and subject to the satisfaction or waiver of each of the conditions set forth in Section 7, the closing of the purchase and sale of the Transaction Shares (the “Closing”) shall take place at the offices of UTAIC in Austin, Texas, commencing at 9:00 a.m. local time on the first Business Day of the month immediately following the month in which all of the conditions set forth in Section 7 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or such other date, time or place as Buyer and Sellers may mutually determine. The actual date and time of the Closing are referred to herein as the “Closing Date”. The Closing shall be effective as of 12:02 a.m. on the Closing Date.

(g) Deliveries at Closing. At the Closing; (i) Sellers will deliver to Buyer the various certificates, instruments, stock certificates, and documents referred to in Section 7(a) below and such other certificates, documents and instruments as Buyer may reasonably request or as may otherwise be necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, and (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b) below and such other certificates, documents and instruments as Sellers may reasonably request or as may otherwise be necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 3. Representations and Warranties Concerning Transaction.

(a) Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to itself, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Sellers Disclosure Schedule”). The Sellers Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(i) Organization of Sellers. Each Seller is (A) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority to operate its business as now conducted, and (B) duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary.

(ii) Authorization of Transaction. Seller and each applicable Affiliate of Seller (including each Target) has full power and authority (including full corporate or other similar organizational power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller and each applicable Affiliate of Seller (including each Target) of each of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each applicable Affiliate of Seller (including each Target) of the transactions contemplated by, and the performance by Seller and each applicable Affiliate of Seller (including each Target) of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate or other similar organizational action on the part of Seller and each such Affiliate of Seller (including each Target). Each of the Transaction Agreements to which Seller or any Affiliate of Seller (including each Target) is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Seller and each such Affiliate of Seller (including each Target). Assuming due authorization, execution and delivery by each of the other parties hereto or thereto, each of the Transaction Agreements to which Seller or any Affiliate of Seller (including each Target) is a party constitutes, or upon execution and delivery thereof, will constitute, the valid and legally binding obligation of Seller and each applicable Affiliate of Seller (including each Target), enforceable in accordance with its terms and conditions.

(iii) Non-contravention. The execution and delivery by Seller (or any applicable Affiliate of Seller (other than the Targets)) of, the performance by Seller (or any applicable Affiliate of Seller (other than the Targets)) of, and the consummation by Seller (or any applicable Affiliate of Seller (other than the Targets)) of the transactions contemplated by, the Transaction Agreements to which Seller or such applicable Affiliate of Seller (other than the Targets) is or will be a party do not and will not (A) assuming compliance with the matters referred to in Section 4(c)(ii) of the Sellers Disclosure Schedule, violate or conflict with any Law, Governmental Order, or other restriction of any Governmental Authority to which Seller (or any applicable Affiliate of Seller (including the Targets)) is subject or, any provision of the Organizational Documents of Seller (or any applicable Affiliate of Seller (including the Targets)), (B) conflict with, result in a breach of, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the acceleration, termination, modification, or cancellation of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent, approval or notice, under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or any Affiliate of Seller (including the Targets) is a party or by which it is bound or to which any of its assets or the Transferred Assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Transaction Shares or any of the Transferred Assets.

(iv) Brokers’ Fees. Except for obligations to Goldman, Sachs & Co., for which Sellers (but not the Targets) shall be solely responsible, there are no fees, commissions or any other amounts payable to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(v) Transaction Shares. The applicable Seller holds of record and owns beneficially the number of Transaction Shares set forth next to its name in Section 3(a)(v) of the Sellers Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under state insurance laws of general applicability), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The applicable Seller has the full and unrestricted power and authority to sell, convey, assign, transfer and deliver the Transaction Shares set forth next to its name in Section 3(a)(v) of the Sellers Disclosure Schedule as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery of such Transaction Shares will convey to Buyer good title to such Transaction Shares, free and clear of all restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under state insurance laws of general applicability), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No such Seller is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any of the Transaction Shares. No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting, transfer or dividend rights of any of the Transaction Shares.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the disclosure schedule delivered by Buyer to Sellers on the date hereof and initialed by the Parties (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

(i) Organization of Buyer. Buyer is (A) a corporation (or other entity) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation) and has all requisite corporate power and authority to operate its business as now conducted, and (B) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of each of the Transaction Agreements to which it is or will be a party, and the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Buyer. Each of the Transaction Agreements to which Buyer is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Buyer is a party constitutes, or upon execution and delivery thereof, will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Except as set forth in Section 3(b)(ii) of the Buyer Disclosure Schedule, the execution and delivery by Buyer of the Transaction Agreements to which it is or will be a party do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, such Transaction Agreements will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

(iii) Non-contravention. The execution and delivery by Buyer of, the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements to which Buyer is or will be a party do not and will not (A) assuming compliance with the matters referred to in Section 3(b)(ii) of the Buyer Disclosure Schedule, violate or conflict with any Law, Governmental Order, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the Organizational Documents of Buyer or (B) conflict with, result in a breach of, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination, cancellation or acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent, approval or notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, except, in each case, any such violations, conflicts, breaches or defaults as would not materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements to which Buyer is or will be a party.

(iv) Brokers’ Fees. Buyer has no liability or obligation (contingent or otherwise) to pay any fees, commissions or any other amounts to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(v) Investment Purpose. Buyer is acquiring the Transaction Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of any securities Law. Buyer acknowledges that the Transaction Shares are not registered under the Securities Act, or any state securities laws, and that the Transaction Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations and state insurance Laws of general applicability, as applicable. Buyer is able to bear the economic risk of holding the Transaction Shares (including total loss of its investment). Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Transaction Shares.

(vi) Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(vii) Tax Matters. Buyer has no plan or intention to take any action with respect to the Targets subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(viii) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business. Notwithstanding anything contained herein to the contrary, (A) no investigation by Buyer shall affect the representations or warranties contained in Section 3(a) and Section 4, and (B) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect.

Section 4. Representations and Warranties Concerning the Business.

Sellers represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Sellers Disclosure Schedule.

(a) Organization, Qualification, and Corporate Power.

(i) Each of the Targets is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. Each Target is duly authorized to conduct business and is in good standing (or the local law equivalent) under the Laws of each jurisdiction where such qualification is required. Each Target has full organizational power and authority to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it.

(ii) Sellers have made available to Buyer (A) true and complete copies of the Organizational Documents of each Target, as amended to the date of this Agreement, and (B) true and complete copies of the stock transfer books and minute books or similar records of each Target.

(iii) Section 4(a)(iii) of the Sellers Disclosure Schedule lists the name of and all titles held by each director and officer of each Target as of the date of this Agreement.

(b) Capitalization.

(i) The authorized capitalization of each Target and the number of outstanding shares (or other applicable units) of each class of authorized Capital Stock of each Target are set forth in Section 4(b)(i) of the Sellers Disclosure Schedule and, except as set forth in Section 4(b)(i) of the Sellers Disclosure Schedule, no shares (or other applicable units) of Capital Stock of any Target are issued, reserved for issuance or outstanding. All of the issued and outstanding shares (or other applicable units) of each class or series of Capital Stock of the Targets (A) have been duly authorized, (B) are validly issued, fully paid, and non-assessable, (C) were not issued in violation of any preemptive or subscription rights, and (D) are held of record by the respective Seller or Target as set forth in Section 4(b)(i) of the Sellers Disclosure Schedule free and clear of all restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under state insurance laws of general applicability), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other rights, contracts, commitments or arrangements that could require the issuance, sale, purchase, return or redemption of any shares (or other applicable units) of Capital Stock of any Target. There are no outstanding securities convertible or exchangeable for any shares (or other applicable units) of Capital Stock of any Target and no such securities or obligations evidencing such rights are outstanding. There are no outstanding or authorized stock appreciation rights, phantom stock plans, securities with profit participation rights or features, or similar rights, plans, obligations or commitments of any Target. The Transaction Shares and the outstanding shares (or other applicable units) of Capital Stock of each Target Subsidiary have not been issued in violation of any applicable Law or such Person’s Organizational Documents. None of the Targets has issued any debt securities. There are no voting trusts, stockholder or member agreements, proxies, or other rights, agreements or understandings with respect to the voting, transfer or dividend rights of the Capital Stock of any Target, including the Transaction Shares.

(ii) Except as set forth in Section 4(b)(ii) of the Sellers Disclosure Schedule, none of the Targets have any Subsidiaries or directly or indirectly control any corporation, partnership, limited liability company, joint venture or other entity.

(c) Non-contravention. Except as set forth in Section 4(c)(i) of the Sellers Disclosure Schedule, the execution and delivery by each Target (or any applicable Affiliate of the Targets) of, the performance by each Target (or any applicable Affiliate of the Targets) of, and the consummation by each Target (or any applicable Affiliate of the Targets) of the transactions contemplated by, the Transaction Agreements to which such Target or such applicable Affiliate of the Targets is or will be a party do not and will not (i) violate or conflict with any Law, Governmental Order, or other restriction of any Governmental Authority to which any Target or any of its Affiliates is subject or any provision of the Organizational Documents of any Target or any of its Affiliates, or (ii) conflict with, result in a breach of, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in or permit the termination, modification or cancellation of, or any acceleration of remedies, penalty, increase in material benefits payable by any Target or any of its Affiliates or decrease in material benefits payable to any Target or any of its Affiliates under, or require any consent, approval or notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Target or any of its Affiliates is a party or by which any Target or any of its Affiliates is bound or to which any of its assets or the Transferred Assets, are subject (or result in the imposition of any Lien, other than a Permitted Encumbrance, upon any of its assets or the Transferred Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Except as set forth in Section 4(c)(ii) of the Sellers Disclosure Schedule, the execution and delivery by each Seller and each applicable Affiliate of Sellers (including each Target) of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Seller and each applicable Affiliate of Sellers (including each Target) of, and the consummation by each Seller and each applicable Affiliate of Sellers (including each Target) of the transactions contemplated by, such Transaction Agreements will not, require Governmental Approval.

(d) Brokers’ Fees. No Target has any liability or obligation (contingent or otherwise) to pay any fees, commissions or any other amounts to any investment banker, broker, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) Title to or Right to Use Business Assets. The Targets and their Affiliates have good, valid and marketable title to, or a valid leasehold interest in, or otherwise have the right to use pursuant to a valid and enforceable license or similar contractual arrangement, all properties and assets, tangible or intangible, used in the Business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, including the Transferred Assets and the Investment Assets, free and clear of all Liens (other than Permitted Encumbrances), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (collectively, the “Business Assets”). At the Closing, the Targets will have good, valid and marketable title to, or a valid leasehold interest in, or otherwise have the right to use pursuant to a valid and enforceable license or similar contractual arrangement, all Business Assets.

(f) Sufficiency of Business Assets. The Business Assets (excluding the Investment Assets) and the right to receive the services listed in the Sellers Transition Services Agreement, taken as a whole, comprise all of the properties, assets and rights necessary for Buyer to conduct the Business immediately after the Closing in substantially the same manner as it is presently being conducted by Sellers and their Affiliates.

(g) Statutory and GAAP Statements.

(i) Sellers have delivered to Buyer true, complete and correct copies of the following annual and quarterly statutory statements, in each case together with the exhibits, schedules and notes thereto: (A) the annual statement of each Target Insurance Company and each Affiliate of Sellers (other than the Targets) that has issued insurance policies in connection with the Business and/or that will be a party to any Transaction Reinsurance Agreement (such Affiliates of Sellers, the “Seller Insurance Companies”) as of and for the annual periods ended December 31, 2011, 2010 and 2009, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Target Insurance Company or Seller Insurance Company, as applicable, (B) the audited statutory financial statements of each Target Insurance Company and each Seller Insurance Company as of and for the annual periods ended December 31, 2010, 2009 and 2008, including any actuarial opinions, memorandums, affirmations or certifications, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Target Insurance Company or Seller Insurance Company, as applicable, and (C) as and when available, the audited statutory financial statements of each Target Insurance Company and Seller Insurance Company as of the annual period ended December 31, 2011 and the quarterly statements of each Target Insurance Company and Seller Insurance Company as of and for each quarterly period ended since December 31, 2011, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Target Insurance Company or Seller Insurance Company, as applicable, (together with any statutory quarterly statement of each Target Insurance Company and Seller Insurance Company for any quarterly periods ended after the date hereof, in any case filed with or submitted to the applicable Insurance Regulator on or after the date of this Agreement and on or prior to the Closing Date, the “Statutory Statements”).

(ii) Each Statutory Statement (A) was derived from and is consistent with the Books and Records of the applicable Target Insurance Company or Seller Insurance Company, (B) was prepared in accordance with all applicable Laws and SAP, (C) was timely filed with or submitted to the applicable Insurance Regulator on forms prescribed or permitted by such Insurance Regulator, (D) was prepared in compliance with the internal controls procedures of the applicable Target Insurance Company or Seller Insurance Company, and (E) fairly presents, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the applicable Target Insurance Company or Seller Insurance Company at the date of, and for the periods referred to therein. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any Statutory Statement which has not been cured, waived, or otherwise resolved to the material satisfaction of the Governmental Authority.

(iii) Section 4(g)(iii) of the Sellers Disclosure Schedule sets forth an unaudited pro forma combined balance sheet and statement of income of Central Reserve and LAI as of December 31, 2011, which (A) was derived from and consistent with the Books and Records, (B) was prepared in good faith and in accordance with the Agreed Accounting Principles, and (C) sets forth, in reasonable detail, the Capital and Surplus as of December 31, 2011, after adjustment to reflect (I) the contemplated Transfer of the Excluded Assets from the Targets to Sellers pursuant to Section 2(b)(i), (II) the contemplated Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(ii), and (III) the transactions contemplated by the Transaction Reinsurance Agreements to occur immediately prior to the Closing, in each case, as if the Closing Date and all transfers contemplated in clauses (I) through (III) of this Section 4(g)(iii) occurred on December 31, 2011.

(iv) Section 4(g)(iv) of the Sellers Disclosure Schedule sets forth an unaudited pro forma combined balance sheet and statement of income of Central Reserve, LAI and CSO as of December 31, 2011, which (A) was derived from and consistent with the Books and Records, (B) was prepared in good faith using procedures and methodologies not materially inconsistent with GAAP, and (C) sets forth, in reasonable detail, the financial position, assets and liabilities of Central Reserve, LAI and CSO as of December 31, 2011, after adjustment to reflect (I) the contemplated Transfer of the Excluded Assets from the Targets to Sellers pursuant to Section 2(b)(i), (II) the contemplated Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(ii), and (III) the transactions contemplated by the Transaction Reinsurance Agreements to occur immediately prior to the Closing Date, in each case, as if the Closing Date and all transfers contemplated in clauses (I) through (III) of this Section 4(g)(iv) occurred on December 31, 2011.

(v) The aggregate amount of CSO’s assets determined in accordance with GAAP (applied consistently with CSO’s past practice) equals or exceeds the aggregate amount of CSO’s liabilities determined in accordance with GAAP (applied consistently with CSO’s past practice).

(vi) Section 4(g)(vi) of the Sellers Disclosure Schedule sets forth an unaudited balance sheet and statement of income of CSO as of and for the annual period ended December 31, 2011 and as of and for the quarterly period ended March 31, 2012. Each balance sheet and statement of income of CSO set forth in Section 4(g)(vi) of the Sellers Disclosure Schedule (A) was derived from and is consistent with the Books and Records of CSO, (B) was prepared in accordance with applicable Law and GAAP consistently applied, (C) was prepared in compliance with the internal controls and procedures of CSO, and (D) fairly presents, in all material respects, in accordance with GAAP, the financial position, results of operations, assets, liabilities and cash flows of CSO at the date of, and for the periods referred to therein.

(h) Actuarial Report; Reserves; Risk-Based Capital.

(i) Sellers have delivered or made available to Buyer a complete and correct copy of each actuarial opinion, memorandum, affirmation and certification that was filed with an Insurance Regulator with respect to any Target Insurance Company or Seller Insurance Company since January 1, 2009, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Reports”). The information and data furnished by the Target Insurance Companies, Sellers or their Affiliates to their respective actuaries in connection with the preparation of each Actuarial Report were complete and accurate in all material respects as of the date so delivered, and the Actuarial Reports were based upon inventories of policies for the Target Insurance Companies, Sellers and their Affiliates at their respective times of preparation.

(ii) The reserves and other liability amounts established or reflected on each Statutory Statement, including reserves and other liability amounts in respect of the Insurance Contracts (A) were determined in accordance with SAP applied on a consistent basis for the periods presented, (B) were computed based on reasonable actuarial assumptions in accordance with generally accepted actuarial standards applied on a consistent basis for the periods presented, (C) are fairly stated in all material respects in accordance with sound actuarial principles, and (D) are in compliance in all material respects with all applicable Laws.

(iii) Sellers have made available to Buyer complete and correct copies of all analyses and reports submitted by any of the Target Insurance Companies to any insurance regulatory authority during the twenty-four (24) months prior to the date hereof relating to their respective risk-based capital calculations. All such analyses and reports are true and correct in all material respects.

(i) Internal Controls.

(i) Each Target and, solely with respect to the Business, each Seller Insurance Company, maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed only with management’s authorization; (B) transactions are recorded as necessary to maintain accountability for its assets and permit preparation of (I) in the case of the Target Insurance Companies, its financial and statutory statements in conformity in all material respects with SAP and (II) in the case of CSO, its financial statements in conformity in all material respects with GAAP; (C) access to its assets is only permitted in accordance with management’s authorization; and (D) the reporting of its assets is compared with existing assets at regular intervals and appropriate actions are taken with respect to any differences.

(ii) Neither the Targets nor the Seller Insurance Companies nor any of their respective directors or officers nor, to the Knowledge of Sellers, any of their respective non-officer or director employees, auditors, accountants or Representatives has received any written non-frivolous complaint, allegation, assertion or claim, regarding (A) the accounting, reserving or auditing practices, procedures, methodologies or methods of the Targets, the Seller Insurance Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Target or Seller Insurance Company has engaged in questionable accounting, reserving or auditing practices; (B) any significant deficiency or material weakness in the design or operation of any Target’s or Seller Insurance Company’s internal controls over financial reporting which is reasonably likely to adversely affect such Target’s or Seller Insurance Company’s ability to record, process, summarize and report financial information; or (C) any fraud, whether or not material, that involves management or other employees of any Target, Seller Insurance Company or any of their respective Affiliates who have a significant role in such Target’s or Seller Insurance Company’s internal control over financial reporting.

(j) Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 4(j) of the Sellers Disclosure Schedule, since December 31, 2011, (A) each Target and, solely with respect to the Business, each of its Affiliates, has conducted the Business in the Ordinary Course of Business, and (B) there has not occurred any event or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Change. Without limiting the generality of the foregoing and specifically excepting the sale of Great American Life Assurance Company pursuant to the GALAC SPA (which Buyer acknowledges), since that date:

(i) no Target or any of its Affiliates has sold, leased, transferred, or assigned any Business Assets outside the Ordinary Course of Business;

(ii) no Target or any of its Affiliates has entered into any Material Contracts or any other material agreement, contract, lease, or license in connection with the Business outside the Ordinary Course of Business;

(iii) no Target or any of its Affiliates has accelerated, terminated, made material modifications to, waived or released any material rights or claims under, or canceled any Material Contract or any other material agreement, contract, lease, or license to which it is a party or by which it is bound in connection with the Business outside the Ordinary Course of Business;

(iv) none of the Targets or, solely with respect to the Business, their Affiliates, have made any change in, to the extent applicable, its underwriting, reinsurance, claim processing and payment, selling, reserving, financial accounting or investment policies, guidelines, practices or principles (other than any change required by applicable Laws, or in respect of underwriting or claims administration, in the Ordinary Course of Business);

(v) no Target has entered into any new line of business;

(vi) no Target or any of its Affiliates has incurred any Lien (other than Permitted Encumbrances) upon any Business Assets;

(vii) no Target has made any capital expenditures in excess of $50,000, individually or in excess of $200,000 in the aggregate;

(viii) no Target has made any material capital investment in, or any material loan to, any other Person;

(ix) no Target has made a loan to or guaranteed the obligations of any other Person or created, incurred, or assumed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(x) no Target or any of its Affiliates has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Business Intellectual Property;

(xi) there has been no change made or authorized in the Organizational Documents of any Target;

(xii) no Target or any of its Affiliates has issued, delivered, transferred, sold, pledged or otherwise disposed of or encumbered any Capital Stock of any Target or any securities convertible into or exchangeable for any such Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such Capital Stock;

(xiii) no Target has declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any shares (or other applicable units) of its Capital Stock or other securities, and none of the Targets or their Affiliates have effected any recapitalization, reclassification, stock split or like change in the capitalization of any Target;

(xiv) no Target has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, and no Affiliate of the Targets has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any Transferred Asset;

(xv) no Target or any of its Affiliates has made any loan to any Business Employee, or entered into any other transaction with any Business Employee;

(xvi) no Target or any of its Affiliates has entered into, modified the terms of or terminated any employment or service contract, written or oral, with any Business Employee or modified the terms of any existing such contract;

(xvii) no Target or any of its Affiliates has increased the compensation or benefits of any Business Employees, other than annual increases in base compensation in the Ordinary Course of Business;

(xviii) no Target or any of its Affiliates has made any material change in the terms of employment or service for any Business Employee (other than changes required by applicable Laws);

(xix) no Target or any of its Affiliates has adopted, amended or terminated any Employee Benefit Plan (other than changes required by applicable Laws);

(xx) no Target or any of its Affiliates has hired or terminated any officers or key employees with respect to the Business;

(xxi) no Target or any of its Affiliates has implemented any employee layoffs with respect to Business Employees requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(xxii) no Target or, solely with respect to the Business, any of its Affiliates, has settled or compromised or agreed to the dismissal of any Action or threatened Action (in each case, except in the case of the Target Insurance Companies for claims under any Insurance Contracts within applicable policy limits), other than settlements or compromises that involved solely cash payments of less than $50,000 in the aggregate; and

(xxiii) no Target or any of its Affiliates has committed to any of the foregoing.

(k) Undisclosed Liabilities. No Target or, solely with respect to the Business, Seller Insurance Company, has any liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), in each case, of the type that would be required by SAP or GAAP to be specifically reflected on a balance sheet of the Business, other than: (i) liabilities specifically set forth on the face of the Most Recent Balance Sheet; (ii) liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business; (iii) liabilities that would not reasonably be expected to cause or effect, individually or in the aggregate, a Material Adverse Change; and (iv) liabilities reflected in Section 4(k) of the Sellers Disclosure Schedule.

(l) Legal Compliance. Except as set forth in Section 4(l) of the Sellers Disclosure Schedule, each Target and, solely with respect to the Business, each Seller Insurance Company, has complied in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. Governmental Authorities (and all agencies thereof), and no Action has been filed or commenced against any of them alleging any failure so to comply. None of the Targets or, solely with respect to the Business, the Seller Insurance Companies (i) has received, since January 1, 2009, any written notice or other written communication from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of, the Targets or the Seller Insurance Companies to comply with any Laws or Governmental Orders applicable to it or its assets, properties or businesses (including any Laws regulating the insurance business), or (ii) is a party to, or bound by, any Governmental Order that is material to the Business. None of the Targets is relying on any exemption from or deferral of any Law or Permit that would not be available to the Targets after Buyer acquires the Transaction Shares. Each Target has filed all reports, statements, documents, registrations, filings or submissions it was required under applicable Law to file with any Governmental Authority, and all such reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed or as amended or supplemented and contained no untrue statement of a material fact and did not omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No material violations or material deficiencies have been asserted by any such Governmental Authority with respect to such reports, registrations, statements, documents, filings or submissions that have not been resolved to the satisfaction of the Governmental Authority that noted such material violation or material deficiency.

(m) Tax Matters.

(i) All Income Tax Returns and all other material Tax Returns required to be filed by or on behalf of any Target or with respect to the Transferred Assets have been filed. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by each Target, in respect of the Business or any Transferred Asset, or with respect to the assets held by CSO (in each case whether or not shown on any Tax Return) have been paid. Except as set forth in Section 4(m)(i) of the Sellers Disclosure Schedule, no Target currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any Business Assets or any other assets of any Target. Each Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) Except as set forth in Section 4(m)(ii) of the Sellers Disclosure Schedule there is no material dispute or claim concerning any Tax liability of any Target or in respect of the Business or any Transferred Asset either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of Sellers and the directors and officers of any Target has Knowledge based upon personal contact with any agent of such Governmental Authority. No claim has ever been made by a Governmental Authority in a jurisdiction where a Target has never paid Taxes or filed Tax Returns asserting that such Target is or may be subject to Taxes assessed by such jurisdiction.

(iii) Section 4(m)(iii) of the Sellers Disclosure Schedule lists all federal, state, local, and non-U.S. Tax Returns filed with respect to the Targets for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Except as set forth in Section 4(m)(iii) of the Sellers Disclosure Schedule, there is no other Action, audit, or assessment pending or proposed or, to the Knowledge of Seller, threatened with respect to Taxes for which a Target may be liable. Sellers have made available to Buyer copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Targets since December 31, 2008. All such deficiencies or assessments have been paid in full or otherwise finally resolved. Unless disclosed in Section 4(m)(iii) of the Sellers Disclosure Schedule, no waiver of any statute of limitations relating to Taxes for which a Target may be liable is in effect, and no written request for such a waiver is outstanding. No agreement to any extension of time with respect to a Tax assessment or deficiency for which any Target may be liable is in effect. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Target may be liable that could affect any Target’s liability for Taxes for any taxable period ending after the Closing Date.

(iv) No Target is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). No transaction contemplated by this Agreement is subject to withholding under Code §1445 (related to “FIRPTA”). The Targets (other than CSO) have been members of an Affiliated Group filing a consolidated federal Income Tax Return (as described in Section 4(m)(iv) of the Sellers Disclosure Schedule). No Target has any liability for the Taxes of any Person (other than such Target) under Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise. All Tax Sharing Arrangements and Tax indemnity arrangements relating to each Target (other than this Agreement) will terminate on the Closing Date and no Target will have any liability thereunder for any taxable year commencing after the Closing Date. No Target has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than another Target). No election under Treasury Regulation §1.7701-3 with respect to the federal income tax classification of CSO has been made.

(v) The unpaid Taxes of each Target (A) did not, as of the last day of the immediately preceding calendar month, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Targets in filing their Tax Returns.

(vi) No Target will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date;

(C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of income Tax Law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date;

(E) prepaid amount received on or prior to the Closing Date; or

(F) election under Code §108(i).

(vii) No Target has distributed Capital Stock of another Person, or has had its Capital Stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(viii) No Target is or has been a party to any “reportable transaction,” as defined in Reg. §1.6011-4(b)(1).

(ix) Any powers of attorney granted by any Target prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(x) Except as set forth in Section 4(m)(x) of the Sellers Disclosure Schedule, no Target owns an entity which is disregarded as an entity separate from its owner for federal income tax purposes.

(xi) The sale of the Transaction Shares pursuant to this Agreement is not subject to the rules of Reg. §1.1502-36.

(xii) No Target is, or during the past 12-month period has been, a United States shareholder (within the meaning of Code §951(b)) of a controlled foreign corporation (within the meaning of Code §957).

(xiii) There are no tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by this Agreement, or (B) a failure by any Target to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(n) Real Property.

(i) None of the Targets owns any parcels of Owned Real Property. The Targets have no outstanding options or obligations, rights of first offer or rights of first refusal to purchase any real property.

(ii) Section 4(n)(ii) of the Sellers Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Sellers have delivered to Buyer a true and complete copy of each such Lease document (including any amendments, renewals, extensions, guarantees and SNDAs related thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(n)(ii) of the Sellers Disclosure Schedule, with respect to each of the Leases:

(A) each of the applicable Targets has the right to use the Leased Real Property for the full term of each such Lease (and any renewal option relating thereto);

(B) each of the applicable Targets has a valid leasehold interest in the real property subject to a Lease included in the Leased Real Property, free and clear of all Liens, other than Permitted Encumbrances;

(C) such Lease is legal, valid, binding, enforceable and in full force and effect;

(D) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(E) none of the applicable Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(F) neither the applicable Target, nor, to the Knowledge of Sellers, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(G) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(H) the applicable Target does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(I) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Target or Seller;

(J) the applicable Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(K) the applicable Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) The Leased Real Property identified in Section 4(n)(ii) of the Sellers Disclosure Schedule comprise all of the real property used in the business of the Targets; and no Target is a party to any agreement or option to purchase any real property or interest therein.

(iv) The buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are, taken as a whole, in good condition and repair and sufficient for the operation of the business of the Targets. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements in the operation of the business of the Targets as currently conducted thereon.

(v) To the Knowledge of Sellers, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”). No Target has received any notice of violation of any Real Property Law.

(o) Intellectual Property.

(i) The conduct of the Business, and none of the Targets or any of its or their respective businesses as presently conducted, has or will interfere with, infringe upon, dilute, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of Sellers or any of their Affiliates has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or conflict (including any claim that a Target must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of Sellers, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Owned Business Intellectual Property.

(ii) Section 4(o)(ii) of the Sellers Disclosure Schedule (A) sets forth, as of the date hereof, a true and correct list of all registered copyrights, registered trademarks and service marks, Internet domain names, issued patents, and pending applications for any of the foregoing, included in the Owned Business Intellectual Property (“Registered Intellectual Property”) and each owner thereof and (B) identifies each material item of Intellectual Property that any third party owns and is used in the Business pursuant to license, sublicense, agreement, covenant not to sue, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(o)(ii) of the Sellers Disclosure Schedule:

(A) the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B) no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any material provision thereof;

(D) no Target has granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable.

(iii) None of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of any Seller or any of their Affiliates that is used in connection with the operation of the Business or has any right, title or interest in or to any Owned Business Intellectual Property.

(iv) Except as set forth in Section 4(o)(iv) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, no open source code, freeware, libraries or any computer software source code subject to the GNU General Public License or any similar open source license, has been (A) used to create any computer software that is included in the Owned Business Intellectual Property, or (B) distributed to any Person, in either case in a manner whereby such incorporation, distribution or use would require the disclosure of any material source code included in the Owned Business Intellectual Property or the license of any of the material proprietary computer software included in the Owned Business Intellectual Property.

(p) Tangible Assets. The tangible Transferred Assets and the buildings, machinery, equipment, and other tangible assets that the Targets own or lease are, taken as a whole, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are, taken as a whole, in good operating condition and repair (subject to normal wear and tear).

(q) Contracts. Section 4(q) of the Sellers Disclosure Schedule lists the following contracts and other agreements to which any Target is a party or by or to which any Target or any of its respective assets is bound or subject, or which are Transferred Assets (each, a “Material Contract”):

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $50,000, in either case, as of the date of this Agreement;

(iii) any agreement concerning a partnership, joint venture, limited liability company, strategic alliance or other similar agreement or arrangement (including any agreement providing for joint research, development or marketing);

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement that (A) limits the freedom of any Target to engage in any line or type of business in any particular geographic area or any particular medium, to compete with any Person, to solicit for employment, hire or obtain the services of any Person, (B) contains exclusivity obligations or restrictions binding on any Target or that would be binding on Buyer or any of its Affiliates after the Closing, or (C) provides for a preferred or “most favored nations” status for any party thereto;

(vi) any agreement granting a right of first refusal or first offer or similar rights to any Person;

(vii) any Reinsurance Agreement;

(viii) any material agreement concerning confidentiality;

(ix) any Intercompany Agreement;

(x) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan, program, agreement or arrangement for the benefit of any current or former directors, officers, employees, or independent contractors of the Business;

(xi) any collective bargaining agreement or similar agreement;

(xii) any agreement for the employment or retention (A) as an employee or a contractor of any individual or entity on a full-time, part-time, consulting, or other basis, or (B) of any Business Employee;

(xiii) any agreement under which it has advanced or loaned any amount to any Business Employees;

(xiv) any agreement under which the consequences of a default or termination by any party thereto could have a Material Adverse Effect;

(xv) any agreement with any Governmental Authority;

(xvi) any agreement under which any Target has advanced or loaned any Person an amount exceeding $50,000;

(xvii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000; or

(xviii) any hospital network, prescription benefit management and similar agreements.

Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in Section 4(q) of the Sellers Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(q) of the Sellers Disclosure Schedule. With respect to each such agreement: (A) the agreement is a legal, valid, and binding obligation of each party thereto and is enforceable against each such party in accordance with its terms and is in full force and effect in all material respects; (B) neither the applicable Target nor, to the Knowledge of Sellers, any other party to such agreement is in violation or breach of or in default under the agreement (or is alleged to be in violation or breach of or in default under the agreement); (C) no event has occurred that with notice or lapse of time would constitute a material breach or default thereunder by any party, or permit termination, modification, or acceleration of the agreement by any party; (D) no party thereto has provided any notice of any intention to terminate the agreement; (E) the agreement does not contain any provisions providing that the agreement may be terminated or modified or that performance thereunder may be accelerated by reason of the transactions contemplated by this Agreement or the Ancillary Agreements; and (F) neither the applicable Target nor, to the Knowledge of Sellers, any other party to such agreement has repudiated any material provision of the agreement.

(r) Books and Records; Notes and Accounts Receivable.

(i) The Books and Records of each Target are true, complete and correct in all material respects and have been maintained in accordance with sound business practices and in accordance in all material respects with all applicable Law.

(ii) All notes and accounts receivable of the Targets are reflected properly on their Books and Records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet or the notes thereto as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Targets.

(s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Target.

(t) Insurance. Section 4(t) of the Sellers Disclosure Schedule sets forth the following information with respect to each insurance policy and binder (including policies providing property, casualty, liability, directors’ and officers’ liability, errors and omissions liability, business interruption, and workers’ compensation coverage and bond and surety arrangements) that covers any portion of the Business or any Transferred Asset, or with respect to which any Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name of the insurer and the name of the policyholder;

(ii) the policy number and the period of coverage; and

(iii) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects (and all premiums due and payable thereon have been paid in full on a timely basis); (B) neither the applicable Target, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (C) no Target party or any other party thereto has provided any notice of any intention to terminate, cancel or revoke the policy; and (D) no party to the policy has repudiated any material provision thereof. Section 4(t) of the Sellers Disclosure Schedule describes any material self-insurance arrangements affecting any Target, the Business or any Transferred Asset.

(u) Litigation. Section 4(u) of the Sellers Disclosure Schedule sets forth each instance in which the Business, the Transferred Assets or any Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of or, to the Knowledge of any Seller, is threatened to be made a party to or the subject of any Action. There is no Action pending against or, to the Knowledge of any Seller, threatened against or affecting any Seller or any of its Affiliates (including the Targets), any of their respective properties or assets or the Business or the Transferred Assets that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(v) Insurance Contracts.

(i) Except as set forth in Section 4(v)(i) of the Sellers Disclosure Schedule, all insurance policies, and all riders, amendments and applications to such policies, issued by any Target Insurance Company or issued by any Seller Insurance Company relating to the Business (each, an “Insurance Contract”) are, to the extent required by applicable Law, on forms approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as indicated in Section 4(v)(i) of the Sellers Disclosure Schedule, all Insurance Contracts comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. All premium rates relating to the business of the Target Insurance Companies and each applicable Seller Insurance Company (including with respect to the Insurance Contracts) that are required to be filed with or approved by any insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable Laws. As of the date hereof, each Insurance Contract is in full force and effect and is valid and enforceable against the applicable Target Insurance Company or Affiliate of Seller that issued such Insurance Contract and, to the Knowledge of Sellers, each such other party in accordance with its terms.

(ii) Except as set forth in Section 4(v)(ii) of the Sellers Disclosure Schedule, the Insurance Contracts have been marketed, sold and issued in compliance in all material respects with all applicable Laws, including applicable Laws relating to (A) suitability of sales and replacement of policies, (B) the disclosure of the nature of insurance products as policies of insurance, (C) the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance, annuities or guaranteed investment contracts, (D) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from time to time at which such premiums or charges are paid, and (E) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies.

(iii) All benefits claimed by, or paid, payable or credited to, any Person under any Insurance Contract have in all material respects been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract, and such payments, credits or provisions were not materially delinquent and were paid or credited (or will be paid or credited) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a reasonable basis to contest payment.

(w) Reinsurance Agreements.

(i) Section 4(w)(i)(A) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all reinsurance and retrocession agreements (A) to which any Target Insurance Company is a party (other than the Transaction Reinsurance Agreements), or (B) to which any Seller Insurance Company is a party and which relates to the Business (collectively, the “Reinsurance Agreements”), true and correct copies of which have been made available to Buyer. All reinsurance premiums due under the Reinsurance Agreements have been paid in full or were adequately accrued or reserved for by the Target Insurance Companies or the Seller Insurance Companies, as applicable. No Target Insurance Company or Seller Insurance Company is in default and, to the Knowledge of Sellers, no other party to any Reinsurance Agreement is in default as to any provision of any such Reinsurance Agreement. Except as set forth in Section 4(w)(i)(B) of the Sellers Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, threatened, Actions with respect to any Reinsurance Agreements. Except as set forth in Section 4(w)(i)(C) of the Sellers Disclosure Schedule, each Target Insurance Company or applicable Seller Insurance Company was entitled to take credit in its most recent statutory statement in accordance with SAP for that portion of such Reinsurance Agreement as to which credit was taken in such statements. The transactions contemplated by the Transaction Agreements shall not affect the obligations (if any) of the other parties to the Reinsurance Agreements to make payments to the applicable Target Insurance Company or Seller Insurance Company party thereto.

(ii) Except as set forth in Section 4(w)(ii) of the Sellers Disclosure Schedule, since January 1, 2009, none of Sellers nor any of their Affiliates (including the Targets) has received any written notice from any party to a Reinsurance Agreement or otherwise has reason to believe that any amount of reinsurance ceded thereunder will be uncollectible or otherwise defaulted upon.

(iii) Section 4(w)(iii) of the Sellers Disclosure Schedule sets forth a correct and complete list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedent under any Reinsurance Agreement.

(x) Producers.

(i) Except as set forth in Section 4(x)(i) of the Sellers Disclosure Schedule, since January 1, 2009, CSO and, to the Knowledge of Sellers, each other Person performing the duties of insurance producer, agency, agent, managing general agent, third party administrator, wholesaler, broker, solicitor, adjuster, marketer, underwriter, distributor or customer representative for the Business (collectively, “Producers”) was duly licensed and appointed as an insurance producer, agency, agent, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such Producer at the time such Producer wrote, sold or produced business or performed such other act for or on behalf of the Target or other Affiliate of Sellers that may require a producer’s, agency’s, agent’s, managing general agent’s, third party administrator’s, solicitor’s, broker’s or other insurance license), as may be required by any applicable Law.

(ii) Except as set forth in Section 4(x)(ii) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, (A) all licenses and appointments that are required for the Producers to continue writing, selling or producing the Business following the Closing are in full force and effect, (B) there are no investigations or proceedings pending or threatened against a Producer that would reasonably be expected to result in the suspension or revocation of any license or appointment required for such Producer to continue writing, selling or producing the Business following the Closing, and (C) no Producer has indicated in writing to any Seller or any Target, and no Seller or Target has any reason to believe, that any Producer will be unable or unwilling to continue its relationship with any of the Targets after the Closing.

(iii) CSO is duly registered with and/or licensed as an insurance agent, managing general agent, wholesaler, broker, solicitor, distributor or other producer in each jurisdiction where it conducts business of a nature requiring such registration and/or license and has been duly appointed by each insurance company for which it offers or sells insurance products or services. All such registrations, licenses and appointments are in full force and effect, and none of Sellers or the Targets has received written notice of any investigation or proceeding that would reasonably be expected to result in the suspension or revocation of any such registration, license or appointment.

(iv) CSO has marketed and sold all insurance policies and other insurance products in compliance in all material respects with all applicable Laws, including applicable Laws relating to (A) suitability of sales and replacement of policies, (B) the disclosure of the nature of insurance products as policies of insurance, (C) the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance, annuities or guaranteed investment contracts, (D) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from time to time at which such premiums or charges are paid, and (E) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies.

(y) Guaranty Fund Assessments. The Target Insurance Companies have (i) timely paid all guaranty association assessments that are due, or claimed or asserted by any state guaranty association or by any insurance regulatory authority to be due and (ii) provided for all such assessments in the statutory statements to the extent necessary to be in conformity with SAP.

(z) Permits.

(i) Each Target and, to the extent related to the Business, each Seller Insurance Company possesses all material governmental qualifications, registrations, filings, licenses, permits, approvals and authorizations necessary for the conduct of the Business and its other businesses, as now conducted (collectively, the “Permits”). The business of each Target and, to the extent related to the Business, each Seller Insurance Company is being conducted in compliance, in all material respects, with all such Permits. All such Permits are valid and in full force and effect, and there is no proceeding or investigation pending or, to the Knowledge of Sellers, threatened with respect to the cancellation, suspension, revocation or non-renewal of such Permits. Subject to obtaining the consents set forth in Section 4(c)(i) of the Sellers Disclosure Schedule, none of the Permits will be subject to cancellation, suspension, revocation or non-renewal as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(ii) Except for limitations imposed by applicable Law that are applicable to industry participants generally, there is no Governmental Order between any of the Targets and any Governmental Authority that would be binding on any of the Targets following the Closing that (A) prohibits or restricts the payment of dividends or other distributions by any of the Targets, (B) restricts the authority of any Target to conduct the Business or could reasonably be expected to adversely impact the operations of the Business, or (C) requires the maintenance of any employees or physical location.

(aa) Rating Agencies. Except as set forth in Section 4(aa) of the Sellers Disclosure Schedule, since January 1, 2009, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held financial strength or claims paying ability rating assigned to any Seller Insurance Company or Target which is rated as of the date of this Agreement or, to the Knowledge of Sellers, indicated that it is considering the downgrade of any rating assigned to any such Seller Insurance Company or Target or the placement of such Seller Insurance Company or Target on negative watch (other than any surveillance or review arising out of the transactions contemplated by this Agreement). Each such Seller Insurance Company and Target has as of the date of this Agreement the A.M. Best Company, Inc. and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business ratings set forth in Section 4(aa) of the Sellers Disclosure Schedule.

(bb) Financial and Market-Conduct Examinations. The Sellers have made available to Buyer true, correct and complete copies of all reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations, market conduct examinations or any other examinations of any of the Targets conducted by any Governmental Authority since January 1, 2009. All material deficiencies or violations noted in the examination reports described above have been resolved to the reasonable satisfaction of the Governmental Authority that noted such deficiencies or violations. None of the Targets is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

(cc) Portfolio Investments. All Investment Assets comply in all material respects with the applicable insurance laws and regulations of the respective state of domicile of the applicable Target Insurance Company or Seller Insurance Company. Section 4(cc) of the Sellers Disclosure Schedule sets forth a complete and correct list of the Investments Assets at the last day of the calendar quarter immediately preceding the date hereof. Except as set forth in Section 4(cc) of the Sellers Disclosure Schedule, as of December 31, 2011, none of the Investment Assets is in default in the payment of principal or interest or dividends. Except as set forth in Section 4(cc) of the Sellers Disclosure Schedule, none of the Targets is a party to any derivative transaction which, pursuant to its terms and without any additional investment decision on the part of such Target, could result in an additional payment by such Target.

(dd) Employees.

(i) Set forth in Section 4(dd)(i) of the Sellers Disclosure Schedule is a true and complete list of all Business Employees as of the date of this Agreement.

(ii) To the Knowledge of Sellers, no executive, key Business Employee, or group of Business Employees plans to terminate employment with any Target or its Affiliates during the next twelve (12) months. No Target or any of its Affiliates is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization covering Business Employees, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past five (5) years. No Target or any of its Affiliates has committed any unfair labor practice with respect to the Business. No Sellers have any Knowledge of any organizational effort being made or threatened within the past five (5) years by or on behalf of any labor union with respect to Business Employees. Within the past three (3) years, no Target or any of its Affiliates has implemented any plant closing or layoff of employees with respect to the Business requiring notice under the WARN Act, and no such action will be implemented without advance notification to, and the written consent of, Buyer.

(iii) The Targets and their Affiliates are not and have not been, with respect to the Business: (A) “contractors” or “subcontractors” (as defined by Executive Order 11246), (B) required to comply with Executive Order 11246, or (C) required to maintain an affirmative action plan.

(iv) Except as set forth in Section 4(dd)(iv) of the Sellers Disclosure Schedule, none of the Targets or any of their Affiliates has received with respect to the Business (A) notice of any unfair labor practice charge or complaint with respect to it which is still pending before the National Labor Relations Board or any other Governmental Authority against it, (B) notice of any charge or complaint with respect to it before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices which is still pending, (C) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to it or notice that such investigation is in progress in either case which is still pending, or (D) notice of any Action pending in any forum by or on behalf of any present or former employee of any Target or any of their Affiliates, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(ee) Employee Benefits.

(i) Section 4(ee)(i) of the Sellers Disclosure Schedule lists each Employee Benefit Plan that any Target maintains, to which any Target contributes or has any current or contingent obligation to contribute, or with respect to which any Target has any current or contingent liability or obligation (each such Employee Benefit Plan, a “Target Benefit Plan”). Section 4(ee)(ii) of the Sellers Disclosure Schedule separately lists each Employee Benefit Plan maintained by an Affiliate of a Target that covers any Business Employees (each such Employee Benefit Plan, an “Affiliate Benefit Plan”).

(A) Each Target Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Target Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Target Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Target Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA and that has covered any current or former Business Employee.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Target Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Targets. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Target Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each Target Benefit Plan and Affiliate Benefit Plan that covers any current or former Business Employee and is intended to meet the requirements of a “qualified plan” under Code §401(a) is maintained pursuant to a prototype document approved by the Internal Revenue Service or has received a determination from the Internal Revenue Service that such Target Benefit Plan or Affiliate Benefit Plan, as applicable, is so qualified, and Sellers are not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Target Benefit Plan or Affiliate Benefit Plan, as applicable.

(ii) With respect to each Employee Benefit Plan that any Target, or any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any liability or potential liability:

(A) No Target has incurred or has any contingent liability or obligation to the PBGC or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan. At no time have any of the Targets or the ERISA Affiliates maintained, contributed to or had any liability or obligation with respect to an Employee Pension Benefit Plan that is subject to Title IV of ERISA, ERISA §302 or Code §412.

(B) There have been no Prohibited Transactions with respect to (I) any Target Benefit Plan or (II) any Employee Benefit Plan maintained by an ERISA Affiliate that has covered any current or former Business Employees. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Action with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller, threatened.

(iii) With respect to each Target Benefit Plan, Sellers have delivered to Buyer correct and complete copies of the plan documents, including amendments thereto, and summary plan descriptions or other written explanations of each such plan provided to participants, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent annual reports (Form 5500, with all applicable attachments), all related administrative agreements, all related trust agreements, insurance contracts, and other funding arrangements which implement each such Target Benefit Plan and all correspondence with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority relating to any outstanding controversy or audit. With respect to each Affiliate Benefit Plan, Sellers have delivered to Buyer correct and complete copies of either (A) the written plan document or agreement and all amendments thereto, or (B) the most recent summary plan description or other written explanation of such plan provided to participants.

(iv) Neither the Targets, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(v) No Target maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of any Target or its ERISA Affiliates other than in accordance with COBRA.

(vi) None of the execution of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) accelerate the time of the payment, vesting or funding of, or increase the amount of any Employee Benefit Plan or otherwise, or restrict the right of the Targets and their Affiliates to amend or terminate any Employee Benefit Plan. None of the Business Employees will be entitled to severance pay or similar benefits solely as a result of the transactions contemplated by this Agreement or as a result of the transfer of such Business Employee’s employment pursuant to Section 6(f).

(vii) Section 4(ee)(vii) of the Sellers Disclosure Schedule lists each agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a “Plan”)—to which any Target or that covers any Business Employee is a party that, to the Knowledge of Sellers is a “nonqualified deferred compensation plan” subject to Code §409A. Each such Plan has been maintained in documentary and operational compliance with Code §409A and the regulations thereunder and no amounts under any such Plan are or have been subject to the interest and additional tax set forth under Code §409A(a)(1)(B). No Target has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(viii) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Targets or any of their Affiliates in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Code §280G, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Code § 280G. No Person is entitled to receive any additional payment from Sellers or any of their Affiliates as a result of the imposition of a Tax under Code §4999.

(ix) None of the Target Benefit Plans is subject to any Law under any jurisdiction outside of the United States.

(ff) Guaranties. No Target is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(gg) Environmental, Health, and Safety Matters.

(i) Each of the Targets has been and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each Target, has obtained and is in possession of, has for the past three (3) years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) No Action is pending or, to the Knowledge of Sellers, threatened against any Target arising under any Environmental, Health, and Safety Requirements. No Target has received any written notice, report, request for information, or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, or any claim based upon the release of or exposure to Hazardous Substances, including personal injury, wrongful death or property damage, including any investigatory, remedial, or corrective obligations, relating to any Target, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv) There has been no release, discharge or disposal of Hazardous Substances at, on, under or from the Leased Real Property, or arising out of the operations of any Target, which, in each case, requires investigation or remediation by Sellers or any of their Affiliates (including the Targets) under applicable Environmental, Health, and Safety Requirements or would otherwise reasonably be expected to result in the imposition of any material liability to any Target under any Environmental, Health, and Safety Requirements.

(v) To the Knowledge of Sellers, there is no asbestos-containing material present in or on any Leased Real Property, and none of Sellers or any of their Affiliates (including the Targets) has received a claim or demand relating to the presence of asbestos in or at any Leased Real Property.

(vi) The representations and warranties set forth in this Section 4(gg) are Sellers’ sole and exclusive representations and warranties regarding Environmental, Health and Safety matters.

(hh) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Target or its Affiliates in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Targets. The Targets are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Targets’ business.

(ii) Certain Business Relationships with the Targets.

(i) Except as set forth in Section 4(ii)(i) of the Sellers Disclosure Schedule, none of Sellers or their Affiliates or any of their respective directors, officers or employees, or any Person related by blood or marriage to such directors, officers or employees, is, or within the past twelve (12) months has been, involved in any contract, agreement, lease, license or other business arrangement or relationship with any of the Targets (an “Intercompany Agreement”) within the past twelve (12) months.

(ii) Except as set forth in Section 4(ii)(ii) of the Sellers Disclosure Schedule, there are no loans, notes, advances, receivables, payables or other obligations between Sellers or any of their Affiliates (other than the Targets), on the one hand, and any Target, on the other hand (“Intercompany Obligations”).

(iii) The Shared Assets List will (A) contain a true, correct and complete list of each material asset, tangible or intangible, that is either, (I) used in the Business or other business or operations of the Targets and owned, leased or licensed by any Seller or any of their respective Affiliates (other than the Targets) or (II) used in the business of Sellers or any of their Affiliates and owned, leased or licensed by any Target and (B) specify each asset listed thereon that will be Transferred to Targets prior to the Closing.

(jj) Data Privacy and Security. The conduct of the Business and the Targets’ respective businesses, have complied in all material respects with and, as presently conducted, are in compliance in all material respects with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. The conduct of the Business and Targets respective businesses have complied with, and are presently in compliance with, in all material respects, its and their respective policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Neither a Seller or any of its Affiliates (in the conduct of the Business) nor a Target in the conduct of any business has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and none of the Sellers is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(kk) LifePro License Agreement. PDMA has not granted a software license to any former Affiliate of Sellers pursuant to a “Sold Affiliate License Agreement”, and neither Sellers nor any of their respective Affiliates have requested that PDMA grant a software license to any of their respective former Affiliates pursuant to a “Sold Affiliate License Agreement.”

Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Subject to the other terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to cause the Closing conditions set forth in Section 7 below to be satisfied as soon as reasonably practicable. Each Party shall keep the other Parties reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by this Agreement, including with respect to the satisfaction of the Closing conditions set forth in Section 7 below.

(b) Notices and Consents. Sellers will, and will cause each of the Targets to, at Sellers’ expense, give any notices to third parties, and will use their reasonable best efforts, and will cause each Target to use its reasonable best efforts, at Sellers’ expense, to obtain all third-party consents, including those referred to in Section 4(c) above, the Lease Consents, and the items set forth in Section 5(b) of the Sellers Disclosure Schedule. Each of the Parties will (and Sellers will cause each Target to) (A) give any notices to, and make any filings with, any Governmental Authorities, and use its reasonable best efforts to obtain any Governmental Approvals, in each case, that are required in connection with the execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and (B) reasonably cooperate with the other Parties, and furnish the other Parties with such necessary information and reasonable assistance as such other Parties may reasonably request, in connection with the preparation of any such notices and filings and obtaining such Governmental Approvals. Without limiting the generality of the foregoing, each of the Parties will file (and Sellers will cause each Target to file) any required Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain (and Sellers will cause each Target to use their reasonable best efforts to obtain) a waiver of the applicable waiting period thereunder, and will make (and Sellers will cause each Target to make) any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Each of the Parties shall use its reasonable best efforts to: (I) resolve any objections of any Governmental Authority with respect to the transactions contemplated hereby (including objections under antitrust or competition laws); (II) prevent the entry of and have vacated, lifted, reversed or overturned, any order of any Governmental Authority or other tribunal that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby; and (III) comply fully with all restrictions and conditions imposed or requested by any Governmental Authority in connection with granting any necessary consent or approval, including asset divestitures or conduct-limiting conditions.

(c) Operation of Business. Sellers will cause each Target, CGIC and UTAIC not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business other than (i) in the case of CGIC and UTAIC, the sale of their long-term care insurance business and (ii) the sale of Great American Life Assurance Company pursuant to the GALAC SPA. Without limiting the generality of the foregoing, Sellers will cause each Target, CGIC and UTAIC not to engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(j) above. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Sellers may cause (A) any Target Insurance Company to declare and pay dividends or make distributions to Sellers (directly or indirectly) provided that such dividends or distributions do not result in Targets’ failure to have, as of the Closing Date, at least the Target Capital and Surplus and (B) CSO to declare and pay dividends or make distributions to Sellers (directly or indirectly) provided that such dividends or distributions do not result in the aggregate amount of CSO’s liabilities (determined in accordance with GAAP applied consistently with CSO’s past practice) to exceed the aggregate amount of CSO’s assets (determined in accordance with GAAP applied consistently with CSO’s past practice).

(d) Preservation of Business. Sellers will cause each Target and each of CGIC and UTAIC to (i) conduct the Business in the Ordinary Course of Business, (ii) keep available the services of officers and key employees, consultants and agents of the Business and (iii) keep their businesses and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships (contractual or otherwise) and goodwill with lessors, licensors, suppliers, customers, employees, consultants, agents, service providers and regulators.

(e) Full Access. Each Seller will permit, and Sellers will cause each Target and each of CGIC and UTAIC to permit, Buyer and its representatives (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Targets or the Business, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Target or the Business. Buyer will treat and hold any Confidential Information it receives from any of Sellers or the Targets in the course of the reviews contemplated by this Section 5(e) in accordance with the Confidentiality Agreement. Sellers shall provide Buyer with reasonable access to Business Employee information. Sellers agree to supply any assistance and information (including initial employment dates, termination dates, reemployment dates, hours of service for purposes of the Family and Medical Leave Act, regular work schedule, compensation and Tax withholding history in a form that shall be usable by Buyer) as may be reasonably requested by Buyer in connection with the foregoing.

(f) Notice of Developments.

(i) Between the date of this Agreement and the Closing, Sellers shall promptly notify Buyer in writing if any of them becomes aware of (A) any fact or condition that causes or constitutes a breach of any of the representations and warranties in Section 3(a) or Section 4 hereof made as of the date of this Agreement or (B) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or any Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Sellers Disclosure Schedule, Sellers shall promptly deliver to Buyer a supplement or revision to the Sellers Disclosure Schedule specifying such change; provided that such delivery shall not affect any rights of Buyer under Sections 7, 8 or 9 hereof. During the same period, Sellers also shall promptly notify Buyer of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

(ii) Subject to Section 3(b)(viii), between the date of this Agreement and the Closing, Buyer shall notify Sellers in writing if it becomes aware of the occurrence after the date of this Agreement of any fact or condition to which Buyer reasonably believes Sellers do not otherwise have Knowledge that would cause or constitute a breach of any of the representations and warranties in Section 3(a) or Section 4 hereof had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition.

(g) Exclusivity. No Seller will (and Sellers will cause each Target not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or any portion of the Business, including the Transferred Assets or any capital stock or other voting securities, or any substantial portion of the assets, of any Target (whether structured as a merger, consolidation, share exchange, reinsurance transaction or otherwise) (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Acquisition Proposal. In the event that Sellers or any of their Affiliates (including the Targets) receive an Acquisition Proposal, Sellers shall promptly, but in no event later than forty-eight hours thereafter, notify Buyer in writing of such proposal and provide a copy thereof (if in written or electronic form) or, if in oral form, a written summary of the terms and conditions thereof, including the names of the interested parties. For the avoidance of doubt, nothing in this Section 5(g) shall prohibit Sellers from engaging in any activity described in this Section 5(g) in connection with the sale of (A) their long-term care insurance business or (B) Great American Life Assurance Company pursuant to the GALAC SPA.

(h) Maintenance of Leased Real Property. Sellers will cause each Target to maintain the Leased Real Property, including all of the Improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.

(i) Leases. Sellers will not cause or permit any Lease to be amended, modified, extended, renewed or terminated without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), nor shall any Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property without the prior written consent of Buyer.

(j) Tax Matters. Without the prior written consent of Buyer, no Target shall request any ruling or similar guidance with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Target for any period ending after the Closing Date or decreasing any Tax attribute of any Target existing on the Closing Date.

(k) Confidentiality. Buyer acknowledges and agrees that the confidentiality agreement dated August 10, 2011 (the “Confidentiality Agreement”), by and between GAFRI and Connecticut General Life Insurance Company, remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5(k) shall nonetheless continue in full force and effect.

(l) Books and Records. Sellers shall, and shall cause each Target and, solely with respect to the Business, each of Sellers’ other Affiliates to, preserve and maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement. Prior to the Closing Date, the Parties shall develop and implement a plan that will result in the delivery or transfer, subject to compliance with applicable Law, of the Books and Records to Buyer (or a Person designated by Buyer) at the Closing in the manner (and in the case of physical Books and Records, at the location(s)) reasonably requested by Buyer to the extent not located at an office of the Targets.

(m) Pre-Closing Confidentiality Agreements. Sellers shall request that all third parties who executed a Pre-Closing Confidentiality Agreement return to Sellers or the Targets or destroy all Confidential Information heretofore furnished to such third parties by or on behalf of Sellers or any of their Affiliates (including the Targets) as promptly as practicable following the date hereof, subject to the terms of such agreements. Effective as of the Closing Date, Sellers (on behalf of themselves and their Affiliates) hereby assign to Buyer all of their rights under each Pre-Closing Confidentiality Agreement. At the Closing, Sellers will deliver to Buyer a copy of each Pre-Closing Confidentiality Agreement.

(n) Intercompany Obligations and Intercompany Agreements.

(i) Sellers shall, and shall cause their Affiliates to, take such actions and make such payments as may be necessary (including executing one or more releases in form and substance reasonably satisfactory to Buyer) so that, immediately prior to the Closing, the Targets, on the one hand, and Sellers and their Affiliates (other than the Targets), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all Intercompany Obligations, regardless of their maturity, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, fees and other amounts due or outstanding thereunder; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Buyer.

(ii) On or prior to the Closing Date, Sellers shall, and shall cause their Affiliates to, take such actions as may be necessary (including executing one or more instruments evidencing such termination and one or more releases, in each case, in form and substance reasonably satisfactory to Buyer) to terminate and release the Targets from any and all liabilities and obligations arising in connection with all Intercompany Agreements other than the Intercompany Agreements listed in Section 5(n)(ii) of the Sellers Disclosure Schedule, after giving effect to Section 5(n)(i).

(o) Ancillary Agreements. Immediately prior to the Closing, each Party shall, and shall cause its applicable Affiliates to, execute and deliver each of the Ancillary Agreements to which it will be a party.

(p) Shared Assets. Sellers shall promptly, but in no event later than thirty (30) days after the date hereof, provide to Buyer a true, correct and complete list of each material asset, tangible or intangible, that is either, (i) used in the Business or other business or operations of the Targets and owned, leased or licensed by any Seller or any of their respective Affiliates (other than the Targets) or (ii) used in the business of Sellers or any of their Affiliates and owned, leased or licensed by any Target (such list, the “Shared Assets List”). Sellers shall specify on the Shared Assets List each asset listed thereon that will be Transferred to Targets prior to the Closing.

(q) License Agreements. As promptly as practicable following the date hereof, Sellers shall, at Sellers’ sole cost and expense, take all necessary actions to cause (i) PDMA to grant to the Target Insurance Companies a license permitting each Target Insurance Company to use the software products owned or licensed to PDMA and known as LifePRO, including any modifications, enhancements and updates thereto (the “LifePRO Software”), on terms and conditions substantially similar to the Existing LifePRO Agreement, and (ii) HSI to grant to the Target Insurance Companies a license permitting each Target Insurance Company to use the Software and Work Products (as such terms are defined in the Master OnBase Agreement), including any modifications, enhancements and updates thereto (the “OnBase Software”), on terms and conditions substantially similar to the Master OnBase Agreement.

Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement or any other Transaction Agreement or otherwise make effective the transactions contemplated hereby or thereby, including (i) transferring to Sellers any Excluded Asset that was held by the Targets at the Closing and (ii) transferring to Buyer or its designee any Transferred Asset that was not transferred to the Targets prior to the Closing, each of the Parties will, without further consideration, take such further actions (including the execution and delivery of such further conveyances, notices, instruments and documents) as any other Party may reasonably request. Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all Books and Records.

(b) Access to Information. Subject to applicable privileges (including the attorney-client privilege), Sellers, on the one hand, and Buyer, on the other hand, shall promptly afford the other Parties and their respective Representatives reasonable access, upon reasonable prior written notice and during normal business hours, to their respective books and records and financial data relating to the Targets or the Business with respect to periods prior to the Closing Date and, in the case of Buyer and its representatives, to Sellers’ and their Affiliates’ employees and auditors (including making such employees available as witnesses in hearings or trials), in each case, to the extent necessary or useful for the Party requesting such access in connection with (i) any audit, investigation, dispute or litigation and (ii) the preparation of financial statements, filings and other submissions with Governmental Authorities and Tax Returns; provided, that the Party requesting such access agrees to reimburse the other Parties promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request (unless the requesting Party is entitled to indemnification therefor under Section 8 below); provided, further, that the auditors and accountants of Sellers, Buyer or their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c)	Transition. The Parties shall perform their respective obligations under the Transition Services Agreements.

(d) Confidentiality. Sellers will (and will cause their Affiliates to) treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Sellers or any of their Affiliates are requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers or their Affiliates are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that Sellers shall (and shall cause their Affiliates to) use reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e) Removal of “Great American” Identifiers. As soon as reasonably practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer shall cause the Targets to cease using the Great American Names and Marks as an identifier in the conduct of the Business as conducted by Buyer; provided, that in the event Buyer or any Target is required to obtain the approval of any Governmental Authority prior to taking the actions contemplated in this Section 6(e), Buyer and/or such Target shall use its reasonable best efforts to seek all such approvals as promptly as practicable after the Closing Date, including causing any required filings or notices with any Governmental Authorities to be made within ninety (90) days after the Closing Date, and shall take all actions contemplated in this Section 6(e) as soon as reasonably practicable after obtaining such approvals, but in no event later than ninety (90) days after the date such approvals are received.

(f) Business Employees.

(i) Buyer or an Affiliate of Buyer shall offer employment to each Business Employee, other than the Excluded Business Employees, effective upon the expiration of such Business Employee’s Employee Leasing Period (the “Employment Commencement Date”) on terms described in Section 6(f)(iii) below, and on the condition that such Business Employees (A) accept the employment offer in a timely fashion, and (B) meet Buyer’s reasonable employment requirements with respect to satisfactory results of background checks, drug tests, immigration verification and similar requirements (the “Buyer Employment Requirements”). A Business Employee who chooses to accept such offer of employment must respond in writing to Buyer’s offer within seven (7) Business Days after receipt of the offer. Buyer shall be under no obligation to employ any Business Employee who fails to accept Buyer’s offer of employment in a timely fashion or who fails to meet the Buyer Employment Requirements. Sellers shall use their best efforts to assist Buyer in its efforts to make offers of employment and to hire the employees receiving such offers under this Section 6(f)(i) and Sellers will not take, and will cause each of their Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with such efforts. Buyer shall determine whether to offer employment to any independent contractor who is a Business Employee and the terms of such offer.

(ii) Buyer or an Affiliate of Buyer shall employ any Business Employee (other than an independent contractor) who (A) accepts the offer of employment in a timely fashion, and (B) meets the Buyer Employment Requirements (hereinafter a “Transferred Employee”). Transferred Employees shall become employees of Buyer or one of its Affiliates upon the Employment Commencement Date. A Business Employee who meets conditions (A) and (B) above but is on an approved leave of absence for any reason or on short-term or long-term disability on the Employment Commencement Date shall become an employee of Buyer or one of its Affiliates (and a Transferred Employee) only upon his or her return from such leave of absence or following such short-term or long-term disability and only if such Business Employee applies for employment with Buyer within ninety (90) days after the Employment Commencement Date. Complete copies of the personnel files of Transferred Employees shall be transferred to Buyer on or prior to ten (10) days after the later of the Closing Date or the Transferred Employee’s date of hire, including all performance reviews.

(iii) For the period beginning on the Employment Commencement Date and ending on December 31, 2013, Buyer shall ensure that (A) the base salary and annual incentive bonus opportunity for a Transferred Employee is, in the aggregate, substantially comparable to the Transferred Employee’s base salary and annual incentive bonus opportunity as of the date of this Agreement and (B) the employee benefits (including severance benefits, but excluding any equity-based compensation) enjoyed by Transferred Employees are, in the aggregate, substantially comparable to those enjoyed by such Business Employees as of the date of this Agreement. Buyer shall give each Transferred Employee credit for purposes of participation and vesting, but not benefit accrual, under and in accordance with the terms of Buyer’s employee benefit plans for years served with Target or Target Affiliates prior to the Employment Commencement Date; provided that no such service credit shall be recognized for purposes of pension and retiree health benefits or in a manner that would result in a duplication of benefits. Within thirty (30) days after the Employment Commencement Date, Sellers shall provide to Buyer accurate information about each Transferred Employee’s service with Target and any Target Affiliates.

(iv) The Excluded Business Employees, any Business Employees who fail to meet conditions (A) and (B) listed in Section 6(f)(ii) and all current and former employees, independent contractors and directors of the Targets, Sellers or their Affiliates other than the Business Employees, shall remain the sole responsibility of Sellers. Notwithstanding the foregoing, neither Sellers nor their Affiliates shall pay any severance benefits or make any similar payments to any Business Employee who does not accept an offer from Buyer or an Affiliate of Buyer pursuant to Section 6(f)(i).

(v) As of the Closing, the Targets shall terminate their participation in each Affiliate Benefit Plan, and in no event shall any Transferred Employee be entitled to accrue any benefits under any such Affiliate Benefit Plan with respect to services rendered or compensation paid on or after the Transferred Employee’s Employment Commencement Date. Sellers and their Affiliates shall retain all rights, obligations and liabilities under each Affiliate Benefit Plan, and neither Buyer nor the Targets shall assume any of such rights, obligations or liabilities. Except as expressly provided in the Employee Lease Agreement, Sellers and their Affiliates shall retain or assume all obligations and liabilities with respect to employees whose employment with Sellers, Targets or any of their Affiliates has terminated at or prior to the Employment Commencement Date, including without limitation any severance or retiree health benefits. As soon as practicable after the date on which a Transferred Employee terminates employment with a Seller or an Affiliate of Seller, such Seller or Affiliate shall pay to such Transferred Employee any unused vacation or paid time off in accordance with Sellers’ vacation or paid time off policy and applicable Law.

(vi) Except as expressly provided in the Employee Lease Agreement, Sellers and their Affiliates shall retain all liabilities and obligations for, and the responsibility for payment of, all covered medical, dental, life insurance, salary continuation, severance, disability and other welfare claims or expenses arising from events occurring at or prior to the Employment Commencement Date, and neither Buyer nor any of the Targets shall assume or be responsible for any liability or obligation with respect to such claims or expenses. For purposes of this Section, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability begins; in the case of a hospital stay, when the employee or covered dependent first enters the hospital, and in the case of severance, when the employee is notified of his or her termination of employment.

(vii) Sellers and their Affiliates shall be responsible for providing the continuation of group health coverage required by COBRA to any current or former employees of the Targets whose “qualifying event,” within the meaning of Code §4980B(f), occurred at or prior to the Employment Commencement Date (and such former employees’ “qualified beneficiaries,” within the meaning of Code §4980B(f)), subject to Buyer’s reimbursement obligations under the Employee Lease Agreement.

(viii) Except as expressly provided in the Employee Lease Agreement, Sellers and their Affiliates shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any current or former employee of the Targets or their Affiliates incurred prior to the Employment Commencement Date.

(ix) Nothing herein is intended to limit the right of Buyer or the Targets (A) to terminate the employment or service of any employee or independent contractor at any time, (B) to change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (C) to change or modify the terms or conditions of employment or service for any of their employees or independent contractors. Nothing in this Agreement shall be construed (I) to confer on any Person (including but not limited to Business Employees and current and former employees and independent contractors of Sellers, the Targets or their Affiliates), other than the Parties, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Section 6(f), (II) to cause any Person (including Business Employees and current and former employees and independent contractors of Sellers, Targets or their Affiliates) to be a third-party beneficiary of this Agreement, or (III) as an amendment or waiver of any Employee Benefit Plan.

(x) Neither Sellers nor any of their Affiliates shall make any written or oral communications to any Business Employees pertaining to compensation or benefit matters relating to the period of time after the Employment Commencement Date without the prior written consent of Buyer.

(g) Discontinuation of Use of Transferred Assets.

(i) Except as provided in Section 6(g)(ii) below, from and after the Closing, Sellers and their Affiliates shall retain no rights in the Transferred Assets and shall not use or retain any copies of any Transferred Assets. For the avoidance of doubt, from and after the Closing Sellers and their Affiliates shall not use or retain any copies of, any Owned Business Intellectual Property (including any Transferred Assets included therein), and Sellers and their Affiliates retain no rights in the Owned Business Intellectual Property (including any Transferred Assets included therein).

(ii) Effective as of the Closing Date, Buyer grants to UTAIC a worldwide, non-exclusive, non-transferrable, non-sublicensable, royalty-free right to continue to use “UNITED TEACHER ASSOCIATES” (the “Licensed Name”) in UTAIC’s corporate name, and solely in connection with the administration of the existing runoff of insurance policies that were written and administered under the Licensed Name prior to the Closing (the “Retained Policies”). For the avoidance of doubt, UTAIC shall have no right to use the Licensed Name in connection with the marketing, issuance, underwriting or administration of new insurance policies, or for any other purpose. At such time as the last of the Retained Policies is no longer in effect, UTAIC shall cease all uses of the Licensed Name and shall file with the applicable Governmental Authorities the appropriate documents to change its name. UTAIC shall use the Licensed Name in the same manner as it was used prior to the Closing. All activities that UTAIC undertakes in association with the Licensed Name shall be in accordance with the same standards and practices that were used by UTAIC prior to the Closing. If requested by Buyer, UTAIC shall modify or discontinue, as necessary, any use of the Licensed Name or activity that does not comply with the foregoing. All uses of the Licensed Name shall inure to the benefit of Buyer.

(h) Non-Solicitation. For a period of twenty-four (24) months following the Closing Date (i) Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit for employment or hire any Person who is currently, or within the prior twelve (12) month period has been, the highest manager directly and exclusively responsible for the Business, or any employee reporting directly to such manager and (ii) Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any Person listed on Section 6(h) of the Sellers Disclosure Schedule; provided, however, that nothing in this Section 6(h) shall prohibit Buyer, Sellers or any of their respective Affiliates from engaging in general advertising not directed at any such employees or former employees.

(i) Non-Competition.

(i) Except as contemplated by the Transaction Agreements, for a period of twenty-four (24) months following the Closing Date (the “Non-Compete Period”), Sellers agree not to, and shall cause each of their Affiliates not to, directly or indirectly, engage, as a principal or jointly with others or otherwise, in the business of writing, issuing, selling, administrating, marketing or reinsuring any insurance policies of the types written or issued in connection with the Business within the United States (a “Competing Business”). Sellers shall cause any and all obligations under this Section 6(i)(i) with respect to any Affiliate that ceases to be an Affiliate of Sellers during the Non-Compete Period to continue in full force and effect with respect to such Affiliate for the then remaining balance of the Non-Compete Period.

(ii) Notwithstanding anything to the contrary set forth in Section 6(i)(i), and without implication that the following activities otherwise would be subject to the provisions of this Section 6(i), nothing in this Agreement shall preclude, prohibit or restrict Sellers from engaging, or require Sellers to cause any of their Affiliates not to engage, in any manner in any of the following:

(A) making investments in the Ordinary Course of Business in Persons engaging in a Competing Business, provided that each such investment is a passive investment where Sellers and their Affiliates: (I) do not have the right to designate a majority of the members of the board of directors or other governing body of such entity or to otherwise influence or direct the operation or management of any such entity, (II) are not participants with any other Person in any group (as such term is used in Regulation 13D of the Securities Exchange Act of 1934, as amended) with such intention or right, and (III) own less than five percent (5%) of the outstanding voting securities (including convertible securities) of such entity;

(B) providing reinsurance to any Person engaging in a Competing Business, so long as Sellers and their Affiliates are not engaged in the marketing, production or administration of such reinsured business; or

(C) acquiring, merging or combining with any business that would otherwise violate this Section 6(i) that is acquired from any Person after the Closing Date (an “After-Acquired Business”); provided, that, either (I) at the time of such acquisition, merger or combination, the revenues derived from the Competing Business by the After-Acquired Business (the “Competing After-Acquired Revenues”) constitute no more than fifteen percent (15%) of the gross revenues of the After-Acquired Business in the most recently completed fiscal year immediately prior to the date of such acquisition, merger or combination (the “Aggregate After-Acquired Revenues”), or (II) if at the time of such acquisition, merger or combination, the Competing After-Acquired Revenues constitute more than fifteen percent (15%) of the Aggregate After-Acquired Revenues then, within six (6) months after such acquisition, merger or combination, (x) Sellers and/or their Affiliates sign a definitive agreement to dispose, and subsequently dispose of, the relevant portion of the business or securities of such After-Acquired Business, (y) Sellers and/or their Affiliates otherwise modify the After-Acquired Business such that the Competing After-Acquired Revenues constitute not more than fifteen percent (15%) of the Aggregate After-Acquired Revenues, or (z) the business of such After-Acquired Business otherwise complies with this Section 6(i); in each case, only if none of the trademarks, service marks, trade names or other designations of Sellers are used in connection with such After-Acquired Business.

(j) Additional Obligations Regarding Transferred Assets and Excluded Assets.

(i) If, on the Closing Date, any consent required to effect the Transfer of the Transferred Assets from Sellers to the Targets pursuant to Section 2(b)(ii) is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of applicable Law or would in the reasonable judgment of Buyer adversely affect the rights of the Targets thereto or thereunder so that the Targets would not in fact receive all such rights, then such Transferred Assets shall not be Transferred, and Sellers shall effectuate, at Sellers’ sole expense, an arrangement that is satisfactory to Buyer under which (A) the Targets would obtain the benefits associated with such Transferred Assets in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Targets or under which Sellers or its applicable Affiliates (other than the Targets) would enforce for the benefit of the Targets any and all of their rights against a third party associated with such Transferred Assets, and (B) Sellers would, or would cause their applicable Affiliates (other than the Targets) to, promptly pay to the Targets when received all monies received by them under any such Transferred Assets following the Closing; provided that the Parties shall continue to use their reasonable best efforts, and shall cooperate fully with each other, to obtain promptly such consents or waivers. In the event that a consent or waiver for the Transfer of any such Transferred Asset not Transferred at the Closing is obtained, Sellers shall Transfer, or cause their applicable Affiliates (other than the Targets) to Transfer, such Transferred Asset to the Targets at no additional cost. Sellers shall promptly reimburse Buyer and any of its Affiliates (including the Targets) for all reasonable out-of-pocket expenses incurred by Buyer or its Affiliates (including the Targets) in connection with the activities contemplated by this Section 6(j)(i). For the avoidance of doubt, nothing contained in this Section 6(j)(i) shall relieve or otherwise affect the rights and obligations of the Parties under Section 8.

(ii) If, on the Closing Date, any consent required to effect the Transfer of the Excluded Assets from the Targets to Sellers pursuant to Section 2(b)(i) is not obtained, or if an attempted Transfer thereof would be ineffective or a violation of Law or would in the reasonable judgment of Sellers adversely affect the rights of Sellers and their Affiliates (other than the Targets) thereto or thereunder so that Sellers and their Affiliates (other than the Targets) would not in fact receive all such rights, then such Excluded Assets shall not be Transferred, and Buyer shall, and shall cause the Targets, at Sellers’ sole expense, to effectuate an arrangement that is satisfactory to Sellers under which (A) Sellers and their Affiliates (other than the Targets) would obtain the benefits associated with such Excluded Assets in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Sellers and their Affiliates (other than the Targets) or under which the Targets would enforce for the benefit of Sellers and their Affiliates (other than the Targets) any and all of their rights against a third party associated with such Excluded Assets, and (B) Buyer would, or would cause the Targets to, promptly pay to Sellers and their Affiliates (other than the Targets) when received all monies received by them under any such Excluded Assets following the Closing; provided that the Parties shall continue to use their reasonable best efforts, and shall cooperate fully with each other, to obtain promptly such consents or waivers. In the event that a consent or waiver for the Transfer of any such Excluded Asset not Transferred at the Closing is obtained, Buyer shall Transfer, or cause the Targets to Transfer, such Excluded Asset to Sellers at no additional cost. Sellers shall promptly reimburse Buyer and any of its Affiliates (including the Targets) for all reasonable out-of-pocket expenses incurred by Buyer or its Affiliates (including the Targets) in connection with the activities contemplated by this Section 6(j)(ii). For the avoidance of doubt, nothing contained in this Section 6(j)(ii) shall relieve or otherwise affect the rights and obligations of the Parties under Section 8.

Section 7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) (A) the representations and warranties set forth in Sections 3(a)(ii), 3(a)(v), 4(a)(i), and 4(b) above shall be true and correct in all respects at and as of the Closing Date, without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty, and (B) the other representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Sellers shall have performed and complied with all of their covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) the Targets or Sellers, as applicable, shall have procured all of the third-party consents specified in Section 5(b) above;

(iv) no Governmental Order shall have been issued and be in effect, and no Action shall be pending before any Governmental Authority or arbitrator which has the effect, or would have the effect if determined adversely, of (A) restraining or preventing consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (B) causing any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation, (C) adversely affecting the right of Buyer to own the Targets and to control the Targets, or (D) materially and adversely affecting the right of any Target to own its assets and to operate its business;

(v) each Seller shall have delivered to Buyer a certificate dated as of the Closing Date signed on behalf of each Seller by a duly authorized executive officer of such Seller to the effect that each of the conditions specified above in Sections 7(a)(i)—(iv) is satisfied in all respects;

(vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and Sellers and their Affiliates shall have made and/or obtained all Governmental Approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including those set forth in Section 4(c)(i) of the Sellers Disclosure Schedule;

(vii) Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates representing all of the Transaction Shares, endorsed in blank or accompanied by duly executed assignment documents;

(viii) Sellers or their applicable Affiliates shall have executed and delivered to Buyer the Transaction Reinsurance Agreements and the same shall be in full force and effect;

(ix) Sellers or their applicable Affiliates shall have executed and delivered the Transition Services Agreements and the same shall be in full force and effect;

(x) Sellers or their applicable Affiliates shall have executed and delivered the Trust Agreements and the same shall be in full force and effect;

(xi) PDMA and the applicable Target Insurance Companies shall have executed and delivered the LifePRO License Agreement and the same shall be in full force and effect;

(xii) HSI and the applicable Target Insurance Companies shall have executed and delivered the OnBase License Agreement and the same shall be in full force and effect;

(xiii) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Targets, other than those directors and officers with respect to which Buyer has notified Sellers in writing at least five (5) Business Days prior to the Closing Date to not so resign;

(xiv) all actions to be taken by Sellers in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Ancillary Agreements will be reasonably satisfactory in form and substance to Buyer;

(xv) Sellers shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by Buyer in connection with any Leased Real Property, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance reasonably satisfactory to Buyer and Buyer’s lender. Buyer acknowledges that it shall be required to furnish a new guarantor of the Lease relating to the 11200 Lakeline Boulevard, Austin, Texas property;

(xvi) Sellers shall have delivered to Buyer copies of the certificate of incorporation or similar Organizational Document of each Seller and each Target, certified as of a date that is no later than ten (10) Business Days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;

(xvii) Sellers shall have delivered to Buyer copies of the certificate of good standing of each Seller and each Target, issued as of a date that is no later than ten (10) Business Days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;

(xviii) Sellers shall have delivered to Buyer a certificate duly executed by the Secretary or an Assistant Secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of incorporation or similar Organizational Document of such Seller since the date specified in clause (xvi) above; (B) the bylaws of such Seller; (C) the resolutions of the board of directors (or a duly authorized committee thereof) of such Seller authorizing the execution, delivery, and performance of this Agreement and each other Transaction Agreement to which such Seller is a party, and (D) incumbency and specimen signatures of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement;

(xix) Sellers shall have delivered to Buyer the Books and Records;

(xx) each Seller shall deliver to Buyer a certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Reg. §1.1445-2(b), with respect to which Buyer shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Reg. §1.1445-4;

(xxi) Sellers and their applicable Affiliates (including the Targets) shall have executed and delivered to Buyer the Business Associate Agreements and the same shall be in full force and effect;

(xxii) the sale of Great American Life Assurance Company pursuant to the GALAC SPA shall have been consummated or Sellers shall have caused all of the outstanding Capital Stock of Great American Life Assurance Company to be Transferred from LAI to Sellers or any of their Affiliates (other than the Targets); and

(xxiii) Sellers shall have delivered to Buyer a complete list of all sales or use, personal property, unclaimed property/escheat, or other Tax Returns described in Section 4(m)(iii) and not previously disclosed.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Sellers’ Obligation. The Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) (A) the representations and warranties set forth in Section 3(b)(ii) above shall be true and correct in all respects at and as of the Closing Date, without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty, and (B) the other representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no Governmental Order shall have been issued and be in effect, and no Action shall be pending before any Governmental Authority or arbitrator which has the effect, or would have the effect if determined adversely, of (A) restraining or preventing consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (B) causing any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation;

(iv) Buyer shall have delivered to Sellers a certificate dated as of the Closing Date signed on behalf of Buyer by a duly authorized executive officer of Buyer to the effect that each of the conditions specified above in Sections 7(b)(i)-(iii) is satisfied in all respects;

(v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and Buyer shall have made and/or obtained all Governmental Approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including those set forth in Section 3(b)(ii) of the Buyer Disclosure Schedule;

(vi) Buyer or its applicable Affiliate shall have executed and delivered the Transition Services Agreements and the same shall be in full force and effect;

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement and the Ancillary Agreements will be reasonably satisfactory in form and substance to the Sellers; and

(viii) Buyer and its applicable Affiliates shall have executed and delivered to Sellers the Business Associate Agreements and the same shall be in full force and effect.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

Section 8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties and Covenants. All of the representations and warranties of Sellers contained in or made in this Agreement or in any certificate furnished pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, except that (i) the representations and warranties contained in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 3(b)(i), 3(b)(ii), 3(b)(iv), 4(a)(i), 4(b), 4(d) and 4(e) shall survive the Closing and continue in full force and effect indefinitely, (ii) the representations and warranties contained in Section 4(g)(v) shall survive the Closing and continue in full force and effect until the date on which the Final Settlement Statement is determined in accordance with Section 2(e)(iv), (iii) the representations and warranties contained in Sections 4(dd), 4(ee) and 4(gg) shall survive the Closing and continue in full force and effect for a period of thirty-six (36) months thereafter and (iv) the representations and warranties contained in Sections 4(m) shall survive the Closing and continue in full force and effect until thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto). The covenants of the Parties to be performed following the Closing shall survive the Closing for the period specified therein, if any, or, if later, until fully performed.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event of any inaccuracy in, breach of or failure to perform any representation, warranty or covenant of Sellers contained in this Agreement or in any certificate furnished by Sellers pursuant to this Agreement (determined, for purposes of this Section 8(b)(i), without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty), and provided that Buyer makes a written claim for indemnification against Sellers within the applicable survival period, then the Sellers shall be obligated jointly and severally to indemnify, defend and hold harmless Buyer, each of its Affiliates (including the Targets) and their respective officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences the Buyer Indemnitees may suffer (including any Adverse Consequences the Buyer Indemnitees may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such inaccuracy, breach or failure; provided, however, that Sellers shall not have any obligation to indemnify, defend or hold harmless the Buyer Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Sellers (other than any representation or warranty in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 4(a)(i), 4(b), 4(d), 4(g)(v) and 4(m), and any representation or warranty in Sections 4(c), 4(q) and 4(w) to the extent relating to any Reinsurance Agreements that are not listed in Section 4(c)(i), 4(q), 4(w)(i)(A), 4(w)(i)(B), 4(w)(i)(C), 4(w)(ii) or 4(w)(iii) of the Sellers Disclosure Schedule, in each case, as to which this proviso shall not apply) until the Buyer Indemnitees have suffered Adverse Consequences by reason of all such inaccuracies and breaches in excess of an aggregate deductible amount equal to one and one-half percent (1.5%) of the Purchase Price (after which point Sellers will be obligated only to indemnify the Buyer Indemnitees from and against Adverse Consequences in excess of such amount) provided, that, for the purposes of determining whether the deductible amount has been met or exceeded, claims for Adverse Consequences arising from a single event or a group or series of related events that are, individually or in the aggregate, less than $50,000 shall be excluded; and provided, further, that there will be an aggregate ceiling in an amount equal to $40,000,000 on the obligation of Sellers to indemnify, defend and hold harmless the Buyer Indemnitees from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Sellers (other than any representation or warranty in Sections 3(a)(i), 3(a)(ii), 3(a)(iv), 3(a)(v), 4(a)(i), 4(b), 4(d), 4(f), 4(g)(v) and 4(m), as to which such aggregate ceiling shall not apply). For the avoidance of doubt, Buyer’s failure to make a written claim for indemnification with respect to any such inaccuracy, breach or failure within the applicable survival period shall result in Sellers having no liability under this Section 8(b)(i) for any such inaccuracy, breach or failure.

(ii) Each Seller shall be jointly and severally obligated to indemnify, defend and hold harmless the Buyer Indemnitees from and against all Excluded Liabilities.

(c) Indemnification Provisions for Sellers’ Benefit. In the event of any inaccuracy in, breach of or failure to perform any representations, warranties, or covenants of Buyer contained in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement (determined, for purposes of this Section 8(c), without regard to any limitations or qualifications as to “Material Adverse Effect”, “material” or other similar limitations or qualifications contained in any such representation or warranty), and provided that any Seller makes a written claim for indemnification against Buyer within the applicable survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer agrees to indemnify, defend and hold harmless each Seller, its Affiliates and their respective officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such inaccuracy, breach or failure; provided, however, that Buyer shall not have any obligation to indemnify, defend or hold harmless the Seller Indemnitees from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Buyer (other than any representation or warranty in Sections 3(b)(i), 3(b)(ii) and 3(b)(iv), as to which this proviso shall not apply) until the Seller Indemnitees have suffered Adverse Consequences by reason of all such inaccuracies and breaches in excess of an aggregate deductible amount equal to one and one-half percent (1.5%) of the Purchase Price (after which point Buyer will be obligated only to indemnify the Seller Indemnitees from and against Adverse Consequences in excess of such amount) provided, that, for the purposes of determining whether the deductible amount has been met or exceeded, claims for Adverse Consequences arising from a single event or a group or series of related events that are, individually or in the aggregate, less than $50,000 shall be excluded; and provided, further, that there will be an aggregate ceiling in an amount equal to $40,000,000 on the obligation of Buyer to indemnify, defend and hold harmless the Seller Indemnitees from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any inaccuracy in or breach of any representation or warranty of Buyer (other than any representation or warranty in Sections 3(b)(i), 3(b)(ii) and 3(b)(iv), as to which such aggregate ceiling shall not apply).

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby is actually and materially prejudiced.

(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party by providing written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim to the Indemnifying Party; provided, however, that the Indemnifying Party shall conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve his, her, or its rights to assume the defense of such Third-Party Claim. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that if the representation of the Indemnified Party and the Indemnifying Party by the same counsel creates a conflict of interest under applicable standards of professional conduct of attorneys or prejudices the prosecution of the defenses available to the Indemnified Party, then the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party that it will assume the defense of such Third Party Claim, and the Indemnifying Party shall reimburse the Indemnified Party for any expenses, including fees and expenses of counsel, incurred in connection with such defense promptly upon written request therefor.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement (I) involves only the payment of money damages by one or more of the Indemnifying Parties, (II) does not impose an injunction or other equitable relief upon the Indemnified Party, (III) includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (IV) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, such Third-Party Claim in any manner he, her, or it reasonably deems appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(v) If there shall be any conflicts between the provisions of this Section 8(d) and Section 9(f) (relating to Tax contests), the provisions of Section 9(f) shall control with respect to Tax contests.

(e) Determination of Adverse Consequences. Indemnification payments under this Section 8 and Section 9 with respect to any Adverse Consequences shall be calculated on an “After-Tax Basis,” which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Adverse Consequences (the “Indemnified Event”), determined after taking into account (i) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), (ii) to the extent not previously taken into account in computing the amount of such Adverse Consequences, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the Indemnified Event for all affected taxable years or periods, and (iii) to the extent not previously taken into account in computing the amount of such Adverse Consequences, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date. For purposes of determining the amount of any Adverse Consequences subject to indemnification pursuant to this Section 8, the amount of such Adverse Consequences shall be determined net of any amounts specifically reflected in the Final Settlement Statement and directly resulting from the facts, events or circumstances giving rise to such Adverse Consequences. There shall be no indemnification for breaches of representations and warranties under this Section 8 with respect to any Adverse

Consequence to the extent (and only to the extent) that such Adverse Consequence is indemnified pursuant to Section 9(a). All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnifying Party and Indemnified Party) and present value concepts (using a discount rate equal to the Applicable Rate as of the date the applicable claim for indemnification is made). The Parties shall make appropriate adjustments for insurance coverage actually received (taking into account any costs, expenses, premiums and taxes incurred by the Indemnified Party or its Affiliates in connection with the pursuit or recovery of such amounts) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 and Section 9 shall be deemed adjustments to the Purchase Price to the extent permitted by applicable Law.

(f) No Punitive Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages other than punitive damages payable to a third party.

(g) Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to a right to indemnification hereunder.

(h) Exclusive Remedy. Other than the Parties’ specific performance rights and remedies under Section 11(j) hereof, and except in the case of fraud or willful misconduct, Buyer and Sellers acknowledge and agree that the foregoing indemnification provisions in this Section 8 and in Section 9 shall be the exclusive remedy of Buyer and Sellers with respect to (i) any inaccuracy or breach of any representations or warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement or (ii) any failure to perform any covenants contained in this Agreement. Without limiting the generality of the foregoing, Buyer and Sellers hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental, health, or safety matters, including without limitation any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under CERCLA.

Section 9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Each Seller shall jointly and severally indemnify Buyer Indemnitees and hold them harmless from and against all Adverse Consequences incurred by such Buyer Indemnitees in connection with or arising from: (i) all Taxes (or the non-payment thereof) imposed on the Targets, or for which the Targets may otherwise be liable, for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law, (iii) any and all Taxes of any Person (other than the Targets) imposed on the Targets as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Section 338 Taxes, and (v) all Taxes applicable to the Business and the Business Assets or to the assets held by CSO to the extent attributable to the Pre-Closing Tax Period; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, Sellers shall be liable only to the extent that such Taxes are not taken into account in computing Capital and Surplus as of the Closing.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Targets hold a beneficial interest shall be deemed to terminate at such time). Should the Closing Date not be the first Business Day of the month as described in Section 2(f), and should income not be able to be determined by closing the books, Income Taxes shall be determined for the period up to and including the Closing Date and the period after the Closing Date pursuant to the monthly allocation method prescribed in Treasury Regulation Section 1.1502-76(b)(2)(iii).

(c) Responsibility for Filing Tax Returns. Sellers shall (i) include the income of the Targets (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502(19)) on the consolidated federal Income Tax Returns of Sellers and on the appropriate combined or consolidated state Income Tax returns for all periods through the end of the Closing Date and pay any Income Taxes attributable to such income, and (ii) timely file or cause to be timely filed when due all other Tax Returns that are required to be filed by or with respect to any of the Targets for taxable years or periods ending on or before the Closing Date and pay any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared and filed in a manner consistent with prior custom and practice, except as required by any change in applicable Law. Buyer shall cause the Targets to furnish Tax information to Sellers for inclusion in the Targets’ Tax Returns for the period that includes the Closing Date in accordance with the Targets’ past custom and practice. Buyer shall cause the Targets to file all other Tax Returns for all periods other than periods ending on or before the Closing Date. Sellers or Buyer shall reimburse the other Party the Taxes for which Sellers or Buyer is liable pursuant to Section 9(a) but which are remitted in respect of any Tax Return to be filed by the other Party pursuant to this Section 9(c) upon the written request of the Party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than twenty (20) days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Section 8.

(d) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or any Target, and any amounts credited against Tax to which Buyer or any Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto; provided, however, that Buyer shall be entitled to any refund or credit taken into account in computing Capital and Surplus as of the Closing. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or Targets of any amount accrued as a liability on the Final Settlement Statement, Buyer shall pay such amount to Sellers within thirty (30) days after receipt or entitlement thereto. Buyer shall be entitled to any refund or credit with respect to Taxes (including any interest relating thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any Target, and any such refund or credit to which Sellers are entitled shall be paid by Sellers to Buyer within thirty (30) days after any Seller becomes entitled thereto. Sellers shall take reasonable steps as may be requested by Buyer to obtain any refund or credit to which Buyer is entitled under this subparagraph (d).

(e) Cooperation on Tax Matters.

(i) Buyer, Targets and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Targets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(f) Contest Provisions.

(i) Buyer shall notify Sellers in writing upon receipt by Buyer or any of Buyer’s Affiliate, or, after the Closing Date, the Targets, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs Sellers’ ability to contest any such Tax liabilities.

(ii) Sellers shall have the sole right to represent the Targets’ interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Sellers would be required to indemnify any Buyer Indemnitee pursuant to paragraph (a) of this Section 9 and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of such Seller’s choice at such Seller’s expense; provided, however, that such Seller shall have no right to represent any Target’s interests in any Tax audit or administrative or court proceeding unless (A) such Seller shall have first notified Buyer in writing of such Seller’s intention to do so and of the identity of counsel, if any, chosen by such Seller in connection therewith, and (B) that such Seller agrees with Buyer that, as between Buyer and such Seller, such Seller shall be liable for any Adverse Consequences relating to Taxes that result from such audit or proceeding; provided, further, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, neither Sellers nor any Affiliate of Sellers shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of Buyer or any Buyer Affiliate or the Targets for any period after the Closing Date to any extent unless Sellers have indemnified Buyer and each Buyer Affiliate (including the Targets) against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer.

(iii) Buyer shall have the sole right to represent the Targets’ interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Seller has exercised such right pursuant to paragraph (f)(ii) of this Section 9 and to employ counsel of Buyer’s choice at Buyer’s expense. Buyer shall have the sole right to defend the Targets with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(iv) Nothing herein shall be construed to impose on Buyer any obligation to defend the Targets in any Tax audit or administrative or court proceeding. Any proceeding with respect to which Sellers do not assume control in accordance with this Section 9(f) may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect any Buyer Indemnitees right to indemnification under this Agreement.

(g) Tax-Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving Targets shall be applied to the period that includes the Closing Date and shall be terminated as of the Closing Date and, for taxable years commencing after the Closing Date, Targets shall not be bound thereby or have any liability thereunder.

(h) Transfer Taxes. Sellers shall be liable for and pay, and shall indemnify and hold harmless all Buyer Indemnitees from and against any and all Adverse Consequences incurred by such Buyer Indemnitees in connection with or arising from any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(i) Section 338(h)(10) Election.

(i) Buyer and Sellers shall jointly make a timely election under Section 338(h)(10) of the Code on IRS Form 8023 for the Targets (other than CSO). Buyer and Sellers agree to file such Form with the relevant tax authorities, and Buyer and Sellers each agree to file all income, franchise and other Tax Returns, and execute such other documents as may be required by any tax authority, in a manner consistent with such election. Each of Buyer and Sellers agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any election under Code §338(h)(10) made by the Parties hereunder.

(ii) Within one hundred and fifty (150) days following the Closing Date or, if later, within sixty (60) days following the determination of the Final Capital and Surplus, Buyer shall deliver to Sellers a schedule (the “Preliminary Allocation Schedule”) allocating the ADSP (as such term is defined in Reg. §1.338-4) for the assets of the Targets for which an election under Code §338(h)(10) will be made, among the assets of such Targets. The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Code §338(h)(10) and the Treasury Regulations thereunder. If, within twenty (20) days following delivery of the Preliminary Allocation Schedule, none of the Sellers have notified Buyer in writing of its disagreement with the Preliminary Allocation Schedule, the Preliminary Allocation Schedule shall be final and binding. If within such 20-day period any Seller so notifies Buyer, Sellers and Buyer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which shall be final and binding. If the Preliminary Allocation Schedule becomes final and binding in accordance with the foregoing, then each of Buyer and Sellers agrees that neither it nor any of its Affiliates shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with such schedule.

(j) Other Taxes. Any liability for Taxes attributable to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the portion of the taxable period beginning on the day after the Closing Date, (i) in the case of real and personal property Taxes on a per diem basis and (ii) in the case of all other Taxes, other than taxes calculated pursuant to Section 9(b), on the basis of a closing of the books as of the end of the Closing Date.

Section 10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer or Sellers may terminate this Agreement in the event of the issuance of a final, non-appealable Governmental Order or the enactment of any Law, in each case, that prohibits or restrains any Party from consummating the transactions contemplated hereby or by the Ancillary Agreements;

(iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing: (A) in the event any Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach is not capable of being cured or is capable of being cured and has continued without cure for a period of thirty (30) days after the notice of breach; (B) if the Closing shall not have occurred on or before November 12, 2012, unless the failure results primarily from Buyer itself materially breaching any representation, warranty, or covenant contained in this Agreement; or (C) there shall have occurred and be continuing for thirty (30) days any change, event or condition, which individually or in the aggregate, results in or would reasonably be expected to result in, a Material Adverse Effect; and

(iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach is not capable of being cured or is capable of being cured and has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before November 12, 2012, unless the failure results primarily from any Seller materially breaching any representation, warranty, or covenant contained in this Agreement; provided, that such date may be extended by not more than sixty (60) days by Buyer by written notice to Sellers if the Closing shall not have occurred as a result of the condition set forth in Section 7(a)(vi) failing to have been satisfied and Buyer reasonably believes that the relevant approvals will be obtained during such extension period.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach or any liability of any Party for fraud); provided, however, that Section 11 and the confidentiality provisions contained in Section 5(e) above shall survive termination.

Section 11. Miscellaneous.

(a) Nature of Sellers’ Obligations. All representations, warranties, and covenants of Sellers in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Section 8(b)(i) above for the entirety of any Adverse Consequences any Buyer Indemnitee may suffer as a result of any breach or inaccuracy thereof.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of Buyer and Sellers (which approval shall not be unreasonably withheld, delayed or conditioned); provided, however, that any Party or any Affiliate of any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise and connect with the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. Except as expressly set forth in this Agreement, including Section 8 with respect to Buyer Indemnitees and Seller Indemnitees, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules, Annexes, Attachments and Exhibits hereto and thereto) contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto other than the Confidentiality Agreement (which shall terminate on the Closing Date, to the extent not previously terminated), to the extent not in conflict with this Agreement.

(i) Buyer acknowledges that the only representations or warranties made by the Sellers are as set forth in this Agreement. Buyer acknowledges that, except as set forth herein, no person has made any representation or warranty to Buyer with respect to: (i) any information set forth in the materials the Sellers or their Affiliates or agents prepared for parties interested in investing in or acquiring the Targets or (ii) any other financial projection or forecast delivered by or on behalf of the Buyer or the Sellers. Buyer acknowledges that: (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) it is familiar with such uncertainties; (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it; and (D) it shall have no claim against any Person with respect to any such projection or forecast (other than in the case of fraud).

(ii) Buyer acknowledges that it has conducted to its satisfaction an investigation and verification of the financial condition, operations, assets, liabilities and properties of each of the Targets. Buyer and Sellers acknowledge that in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied and will rely solely on the results of its own investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement, including the Schedules (and any updated Schedules). Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Sellers or any of their respective representatives or relied upon by Buyer. THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS IN ARTICLES 3(A) AND 4 HEREOF CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HERBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OF NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE TARGETS) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers, and any such assignment that is not consented to shall be null and void; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or PDF), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

Mark F. Muething

Executive Vice President

Great American Financial Resources, Inc.

301 East 4th Street, 39th Floor

Cincinnati, Ohio 45202

Email: mmuething@gafri.com

With a copy (which shall not constitute notice) to:

Edward E. Steiner

Keating Muething & Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, Ohio 45202

Email: esteiner@kmklaw.com

If to Buyer:

Cigna Health and Life Insurance Company c/o Cigna Corporation

1601 Chestnut St. TL15B

Philadelphia, PA 19121

Attention: Daniel Spillane

Facsimile: (215) 761-5502

Email: daniel.spillane@cigna.com

With a copy (which shall not constitute notice) to:

Cigna Corporation

1601 Chestnut St. TL16F

Philadelphia, PA 19121

Attention: D. Timothy Tammany

Facsimile: (215) 761-6221

Email: tim.tammany@cigna.com

and

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Fax: (312) 853-7036

Attention: Sean M. Keyvan

Email: skeyvan@sidley.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

(j) Specific Performance. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek injunctive or other equitable relief to obtain specific performance of the terms and provisions of this Agreement and to prevent breaches of this Agreement and to thereafter cause the transactions hereby contemplated to be consummated, in each case, if the conditions set forth in Section 7(a) and Section 7(b) have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing), without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree that by seeking the remedies provided for in this Section 11(j) , a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11(j) are not available or otherwise are not granted.

(k) Arbitration; Consent to Jurisdiction.

(i) The Parties hereby agree that any dispute or controversy arising out of or in connection with this Agreement or the transactions hereby contemplated (a “Dispute”) shall be arbitrated before the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) pursuant to 10 Del. C §349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”), if such Dispute is eligible for arbitration pursuant to the Chancery Rules and is accepted by the Delaware Court of Chancery. The Parties hereby agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 11(k), and each such Party agrees that it shall raise no objection to the submission of such Dispute to Arbitration in accordance with this Section 11(k) and further irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue. The Parties intend that this Section 11(k) be interpreted as broadly as possible, and in favor of prompt and binding arbitration.

(ii) The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the Parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator. Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such Party. The Arbitration shall take place in Delaware or such other location as the Parties and the Arbitrator may agree.

(iii) The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery.

(iv) The arbitral award (the “Award”) shall (A) be written or oral, (B) state the reasons for the Award, and (C) be the sole and exclusive binding remedy with respect to the Dispute between and among the Parties. The Parties hereto acknowledge that time is of the essence and the Parties hereto agree that they shall not seek to vary the timing provisions of the Chancery Rules. Judgment on the Award may be entered in any court having jurisdiction thereof. All Awards of the Arbitrator shall be final, nonappealable and binding on the Parties. The Parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. §349(c). The Award shall be deemed an award of the United States, the relationship between the Parties shall be deemed commercial in nature, and any dispute arbitrated pursuant to this Section 11(k) shall be deemed commercial.

(v) The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award.

(vi) Each Party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such Party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the Parties in connection with the prosecution of the Arbitration.

(vii) Notwithstanding the provisions of this Section 11(k), each Party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (A) protect the rights or property of such Party, (B) maintain the status quo until such time as the Award is rendered or the Dispute is otherwise resolved, or (C) prevent breaches of this Agreement. By doing so, such Party does not waive any right or remedy under this Agreement.

(viii) Each of the Parties to this Agreement (A) consents to submit itself to the personal jurisdiction of the Arbitrator, the Delaware Court of Chancery and the Federal courts located in the State of Delaware in connection with proceedings pursuant to this Section 11(k), (B) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (C) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (D) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, except in accordance with Section 11(k)(ix) below. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(h).

(ix) Notwithstanding anything to the contrary contained herein, in the event that a Dispute is not eligible for arbitration under the Chancery Rules, each of the Parties (A) submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware and the County of New Castle (each, a “Delaware Court”) in any Dispute arising out of or relating to this Agreement, (B) agrees that all claims in respect of any such Action may be heard and determined by any Delaware Court, and (C) each Party also agrees not to bring any Action arising out of or relating to this Agreement in any court other than a Delaware Court; provided that, to the extent permitted by Applicable Law, the Parties agree that any such Dispute shall be heard and determined by the Complex Commercial Litigation Division of the Superior Court for the County of New Castle. Each of the Parties waives any defense asserting that any Action interpreting or enforcing this Agreement may not be brought or is not maintainable in such Delaware Court and waives any bond, surety, or other security that might be required of any other Party with respect thereto; provided, that the foregoing shall not prevent or in any way restrict the Parties from seeking to compel arbitration pursuant to this Section 11(k).

(l) Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(n) Expenses. Except as otherwise expressly specified in this Agreement or the Ancillary Agreements, Buyer and Sellers will each bear its or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. When reference is made in this Agreement to an Article, a Section, a clause, an Exhibit, an Annex or a Schedule, that reference is to an Article, a Section or a clause of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.” References to any section of any statute, listing rule, rule, standard, regulation or other Law will be deemed to include any successor to such section. References to “$” or “dollars” are references to United States Dollars.

(p) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Attachments, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(q) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(q).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Cigna Health and Life Insurance Company		Ceres Group, Inc.

By:	s/ Barry R. McHale	By:	s/ Mark F. Muething
Name:	Barry R. McHale	Name:	Mark F. Muething
Title:	Vice President and Treasurer	Title:	Vice President & Secretary

Continental General Insurance Company

		By:	s/ Mark F. Muething
		Name:	Mark F. Muething
		Title:	Vice President & Assistant Secretary

Loyal American Holding Corporation

		By:	s/ Mark F. Muething
		Name:	Mark F. Muething
		Title:	Executive Vice President & Secretary

United Teacher Associates Insurance Company

		By:	s/ Mark F. Muething
		Name:	Mark F. Muething
		Title:	Vice President

Ceres Sales, LLC

		By:	s/ Mark F. Muething
		Name:	Mark F. Muething
		Title:	Executive Vice President & Secretary

Great American Financial Resources, Inc.

		By:	s/ Mark F. Muething
		Name:	Mark F. Muething
		Title:	Chief Operating Officer, Executive Vice President & Secretary

Signature Page to Purchase Agreement

83